                                                                    EXHIBIT 99.1

                            SUMMARY OF OUR BUSINESS

Recent Developments

 Purchase of Merchant Acquiring Business and Ten-Year Marketing Alliance with Canadian Imperial Bank of Commerce.

   On November 9, 2000, we agreed to acquire certain net assets of the merchant acquiring business of Canadian Imperial Bank of Commerce and to form a 10-year marketing alliance with CIBC to offer VISA credit and debit card payment products and services to merchants in Canada. The acquisition and the related marketing alliance will significantly broaden our scope and presence in North America and will provide merchants served by CIBC's merchant acquiring business with a larger array of existing and new payment solutions. We expect to close the acquisition after the distribution is completed, subject to regulatory approvals.

   The CIBC merchant acquiring business is largely comparable to our merchant services offering. CIBC's service offerings include card processing services consisting of credit and debit card authorization and the capture of related transaction data, settlement and funding services, customer support services, terminal deployment, merchant statements and risk management. During 1999, this business processed approximately 800 million transactions from approximately 140,000 merchant locations in Canada.

   The revenues of the business are generated by approximately 140,000 merchant locations, which are marketed through a combination of a direct sales force, referrals from CIBC's approximately 1,200 bank branch locations comprising CIBC's branch network and an independent sales organization. The merchants served by the business include leading North American grocers, specialty retailers, home furnishings retailers, automotive service station chains and department stores. For the 12 months ended October 31, 1999, CIBC's merchant acquiring business reported revenues of $87 million (U.S.) and income before taxes of $23 million (U.S.). For the nine months ended July 31, 2000, CIBC's merchant acquiring business had revenues of $67 million (U.S.) and income before taxes of $13 million (U.S.).

   As part of our business strategy, we are focused upon internal and external opportunities to expand our merchant services product offering. This acquisition and our alliance with CIBC will provide us with a significant presence in the Canadian market, for which we presently have a modest share. Additionally, management believes this acquisition will allow us to better leverage our fixed cost infrastructure and cross-sell both companies' value added, end-to-end services in the United States and Canada.

Summary Pro Forma Combined Financial Data (Unaudited)

   The summary pro forma combined financial data reflects adjustments to the historical combined balance sheet of Global Payments as if the distribution to shareholders and the acquisition of CIBC's merchant acquiring business had occurred on August 31, 2000 and to the historical combined income statements of Global Payments as if the distribution and the acquisition had occurred on June 1, 1999. The summary pro forma combined financial data should be read in conjunction with the Pro Forma Combined Financial Statements, including the Notes thereto, included elsewhere in this information statement.

               Summary Pro Forma Combined Financial Data(2)

                                 Three Months Ended                      Year Ended
                                  August 31, 2000                       May 31, 2000
                         ----------------------------------- -----------------------------------
                                      Pro       Pro Forma                 Pro       Pro Forma
                         Historical Forma(3)  As Adjusted(4) Historical Forma(3)  As Adjusted(4)
                         ---------- --------  -------------- ---------- --------  --------------
                                         (In thousands, except per share data)
Revenue.................  $ 87,191  $ 87,191     $112,928     $340,033  $340,033     $430,796
Operating expenses:
 Cost of service........    45,881    45,881       61,250      181,479   181,479      237,227
 Sales, general and
  administrative........    24,728    25,051       27,591       95,342    99,039      110,018
                          --------  --------     --------     --------  --------     --------
Operating income........    16,582    16,259       24,087       63,212    59,515       83,551
Other income (expense),
 net....................    (2,518)   (2,932)      (4,778)      (9,440)  (10,073)     (14,821)
                          --------  --------     --------     --------  --------     --------
Earnings before income
 taxes..................    14,064    13,327       19,309       53,772    49,442       68,730
Provision for income
 taxes..................     5,415     5,131        7,805       20,725    19,058       27,711
                          --------  --------     --------     --------  --------     --------
Net income..............  $  8,649  $  8,196     $ 11,504     $ 33,047  $ 30,384     $ 41,019
                          ========  ========     ========     ========  ========     ========
Basic earnings per
 share(1)...............  $   0.33  $   0.31     $   0.32(5)  $   1.24  $   1.14     $   1.14
Total assets............  $285,850  $285,850     $434,090     $287,946  $287,946
Due to NDC..............  $ 75,014  $    --      $    --      $ 96,125  $    --
Line of Credit..........  $    --   $ 75,014     $ 75,014     $    --   $ 96,125
Long-term obligations...  $  6,506  $  6,506     $  8,335     $  7,232  $  7,232
Total shareholders'
 equity.................  $132,690  $132,690     $269,536     $120,885  $120,885

--------

(1) Using the distribution ratio of 0.8 of a share of Global Payments common stock for each share of NDC common stock held. Weighted average shares outstanding is computed by applying the distribution ratio to the historical NDC weighted average shares outstanding for all periods presented.

(2)  For further detail of pro forma adjustments, see pages F-20 through F-25.

(3) Gives effect to the distribution as if it had occurred on June 1, 1999 for the combined income statements and August 31, 2000 for the combined balance sheet.

(4) Gives effect to the distribution and the acquisition of CIBC's merchant acquiring business as if it had occurred on June 1, 1999 for the combined income statements and August 31, 2000 for the combined balance sheet.

(5) As presented above, the acquisition is accretive to our basic earnings per share, and management believes, assuming operating synergies can be achieved following the acquisition, that the acquisition will continue to be accretive in the future.

                                 RISK FACTORS

Risks Relating to Global Payments

   The integration of the operations of CIBC's merchant acquiring business could result in increased operating costs if the anticipated synergies of operating both businesses as one are not achieved, a loss of strategic opportunities if management is distracted by the integration process, and a loss of customers if our service levels drop during or following the integration process.

   Following the distribution, we will complete the acquisition of the merchant acquiring business of CIBC. The integration of CIBC's business with ours presents several challenges, including the fact that it is almost entirely based in Canada, where we currently have limited operations. If the integration process does not proceed smoothly, the following factors could reduce our revenues, increase our operating costs and result in a loss of the projected synergies of operating the two businesses as one:

  . if we are not successful in integrating the benefits plans, duties and responsibilities, and other factors of interest to the management and employees of the acquired business, we could lose employees to our competitors in Canada, which could significantly affect our ability to operate the business and complete the integration;

  . if the integration process causes any delays with the delivery of our services, or the quality of those services, we could lose customers to our competitors; and

  . completing the distribution, the acquisition and the related integration, could divert the attention of our management from other strategic matters including possible acquisitions and alliances, and planning for new product development or expansion into new electronic payments markets.

 Following the acquisition of 26.25% of our common stock by CIBC, certain U.S. banking regulations will limit the types of business in which we can engage.

   Following the acquisition of 26.25% of our common stock by CIBC, technically we will be considered as though we were a subsidiary of CIBC for purposes of certain U.S. banking regulations, and will be subject to the same restrictions on our business activities as are applicable to CIBC. As a general matter, we will be able to operate our merchant service and funds transfer businesses as we have historically but our ability to expand into unrelated businesses may be limited unless they are activities the act allows or the Federal Reserve Board (the primary U.S. federal regulator for CIBC and its U.S.-based subsidiaries) approves. The applicable regulations are interpreted to mean that a company will be deemed a subsidiary of a bank holding company, and therefore subject to the regulations, if the bank holding company owns 25% or more of the equity of a company. These restrictions are contained in the Bank Holding Company Act, as recently amended by the Gramm-Leach-Bliley Act. The restrictions on our business activities would also apply to any investments or alliances that we might consider.

   The Bank Holding Company Act limits CIBC and its subsidiaries to activities that are closely related to the business of banking. Under the Gramm-Leach-Bliley amendments, certain well managed and well capitalized companies may elect to be treated as "financial holding companies," and may thus also engage in certain financial activities such as insurance and securities underwriting. CIBC has elected to be a financial holding company. If CIBC ever fails to maintain its status as a financial holding company, they and we would lose the benefit of the expanded activities provided by the Gramm-Leach-Bliley amendments and may have to divest of certain businesses or investments.

   In being considered a subsidiary of CIBC for purposes of certain U.S. banking regulations, we will be subject to supervision and examination by the Federal Reserve Board. We and CIBC will be required to comply with the Federal Reserve Board's regulatory requirements prior to commencing new activities, engaging in acquisitions or making new investments. Should CIBC fail to be in compliance with the Federal Reserve Board's regulatory requirements, it could affect our ability to obtain necessary approvals or clearances. Such limitations could impede our ability to compete with other companies not subject to such restrictions. For a more complete discussion of the banking regulations we are subject to please see "Business--Banking Regulations."

 With the acquisition of CIBC's merchant acquiring business, we will be exposed to foreign currency risks and risks from our variable rate credit facility with CIBC that could reduce our earnings and significantly increase our cost of capital.

   After we acquire the assets of CIBC's merchant acquiring business, we will have significant operations in Canada which will be denominated in Canadian dollars. The repatriation of our earnings in Canada will subject us to the risk that currency exchange rates between Canada and the United States will fluctuate and we will lose some of our earnings when they are exchanged into U.S. dollars. Additionally, our credit facility with CIBC will carry an interest rate based on Canadian Dollar LIBOR (C$LIBOR). This rate will fluctuate with market rates, and if it increases, our cost of capital will also increase which will reduce our earnings from operations. The credit facility will have an initial term of 364 days and is renewable only at the consent of CIBC. CIBC may choose not to renew the credit facility at which point we will have to find alternative financing or fund the Canadian merchants ourselves. Alternative financing may carry a higher interest rate which would reduce our earnings from operations. We may not have the cash flow necessary to fund the Canadian merchants ourselves, and we may lose those customers as a result.

 After the acquisition, we will be dependent on CIBC to continue to provide services to merchants under a transition agreement, and the failure of CIBC to provide those services could result in our loss of the business of the merchants we are receiving in the acquisition.

   We will enter into a transition agreement with CIBC under which CIBC will continue to provide some services to the merchants included in the merchant acquiring business we are acquiring from CIBC. If CIBC does not provide those services in a satisfactory manner we may not be able to perform such services ourselves and may not be able to find other third party service providers. In that instance, the merchants may terminate their contracts with us and move their business to another electronic processing provider, which could have a significant effect on our revenues and earnings.

                                 CAPITALIZATION

   The following table sets forth our historical and pro forma combined debt and capitalization at August 31, 2000. This data should be read in conjunction with our historical combined balance sheet and the notes thereto, appearing elsewhere in this information statement. The pro forma information set forth below gives effect to the distribution as if it had occurred on August 31, 2000 and the pro forma, as adjusted, gives effect to the distribution as if it had occurred on August 31, 2000 and the acquisition of CIBC's merchant acquiring business as if it had occurred on August 31, 2000. This information may not necessarily reflect the debt and capitalization of Global Payments in the future or as it would have been had we been a separate, independent company at August 31, 2000 or had the distribution and the acquisition actually been effected on such date.

   Based upon the relative financial conditions, results of operations and prospects of NDC and Global Payments, NDC determined that $96.1 million would be an appropriate allocation to Global Payments of the existing NDC debt at May 31, 2000. For the three months ended August 31, 2000 Global Payments made net repayments of $21.1 million, thereby reducing this $96.1 million due to NDC to $75.0 million as of August 31, 2000. Accordingly Global Payments will make a net cash payment to NDC at the time of the distribution equal to $75.0 million adjusted for the net cash contributions of eCommerce operations between September 1 and the actual date of the distribution. This will be the only cash paid to NDC, except for final adjustments according to the distribution agreement. We have a commitment for a $110 million revolving line of credit. It will fund the cash due to NDC to reflect our share of NDC's pre-distribution debt used to establish our initial capitalization. This line of credit will also be used to meet our working capital and acquisition needs after the distribution. Consistent with the allocation of NDC debt at May 31, 2000, NDC utilized a rollback approach to allocate the anticipated portion of the NDC consolidated groups debt for all historical periods. This treatment records the current proposed debt allocation percentage for all historical periods.

                                                     August 31, 2000
                                          --------------------------------------
                                                                    Pro Forma
                                          Historical Pro Forma(1) As Adjusted(2)
                                          ---------- ------------ --------------
                                             (In thousands except share data)
   Due to NDC...........................   $ 75,014         --            --
   Line of credit.......................        --     $ 75,014      $ 75,014
   Long-term debt, excluding current
    portion.............................        --          --            --

   Shareholder's Equity:
    NDC equity investment...............    133,004         --            --
    Preferred stock, no par value,
     5,000,000 authorized, none issued..        --          --            --
    Common stock, no par value,
     200,000,000 shares authorized, none
     issued and outstanding (Historical)
     and 26,279,708 issued and
     outstanding (Pro Forma(1))
     35,633,502 issued and outstanding
     (Pro Forma, as adjusted(2))........        --          --            --
    Paid in capital.....................        --      133,004       269,850
    Cumulative translation adjustment...       (314)       (314)         (314)
                                           --------    --------      --------
   Total Shareholder's Equity...........    132,690     132,690       269,536
                                           --------    --------      --------
   Total Capitalization.................   $207,704    $207,704      $344,550
                                           ========    ========      ========

--------

(1) Pro forma combined debt and capitalization at August 31, 2000 presents the financial condition of Global Payments as if the distribution had occurred on August 31, 2000 with adjustments made for the repayment of the amount due to NDC with proceeds from a new bank line of credit and reclassification of the NDC equity investment to paid in capital.

(2) Pro forma, as adjusted, combined debt and capitalization at August 31, 2000, presents the financial condition of Global Payments as if the distribution and the acquisition of CIBC's merchant acquiring business had occurred on August 31, 2000, with adjustments made for the repayment of the amount due to NDC with proceeds from a new bank line of credit, reclassification of the NDC equity investment to paid in capital and the issuance of common shares in connection with the acquisition as an increase to paid in capital.

                           GLOBAL PAYMENTS' BUSINESS

Banking Regulations

   Following our acquisition of CIBC's merchant acquiring business, CIBC will own 26.25% of our common stock. As a result of CIBC's equity interest in our company, we will be considered a subsidiary of CIBC for U.S. bank regulatory purposes. CIBC is a Canadian Bank with operations in the United States. Accordingly, CIBC is regulated as a bank holding company under provisions of the Bank Holding Company Act. In being considered a subsidiary of CIBC, we will be subject to those same regulations. As a general matter, we will be able to operate our merchant service and funds transfer businesses as we have historically but our ability to expand into unrelated businesses may be limited unless they are activities the act allows or the Federal Reserve Board approves.

   Bank holding companies may engage in the business of banking, of managing and controlling banks, and in other activities so closely related to managing and controlling banks as to be a proper incident thereto. The Gramm-Leach-Bliley legislation was enacted in 1999 and amended the Bank Holding Company Act to allow greater operational flexibility for bank holding companies that are well capitalized, well managed and meet certain other conditions. Such companies are referred to as "financial holding companies." CIBC has elected to be a financial holding company under the act. Financial holding companies may engage in activities that are financial in nature, or that are incidental or complimentary to financial activities. The legislation defines securities and insurance activities as being permissible financial activities, allows certain merchant banking activities, and establishes a procedure for the Federal Reserve to add new activities. The Federal Reserve has taken a very cautious approach to adding new financial activities to this list of permissible activities for financial holding companies.

   The Federal Reserve acts as umbrella supervisor for financial holding companies and may establish consolidated capital requirements for such companies. It has the right to examine all subsidiaries of financial holding companies which will include our company following the acquisition. If a financial holding company falls out of compliance with the well-managed, well-capitalized, community reinvestment requirements, the holding company must enter into an agreement with the Federal Reserve to rectify the situation. The Federal Reserve may refuse to allow the financial holding company, which would include its subsidiaries, to engage in new "financial" activities; may require it to cease current "financial" activities; and may require it to divest its bank.


   The merchant services and funds transfer businesses that we conduct are permissible activities for bank holding companies and we do not expect the limitations described above to adversely affect our current operations. It is possible, however, that these restrictions might limit out ability to enter other businesses that we may wish to engage in at some time in the future. It is also possible that these laws may be amended in the future, or new laws or regulations adopted, that adversely affect our ability to engage in our current or additional businesses.

        SUMMARY OF THE PURCHASE OF CIBC MERCHANT ACQUIRING BUSINESS

General

   On November 9, 2000, we agreed to acquire certain net assets of the merchant acquiring business of Canadian Imperial Bank of Commerce and to form a 10-year marketing alliance with CIBC to offer VISA and debit card payment products and services in Canada. Upon completion of the acquisition, CIBC will be our largest shareholder and will be entitled to nominate two persons for election to the board of directors.

   The acquisition will be recorded using the purchase method of accounting. We intend to operate the business in a manner consistent with CIBC's historical operations. We will retain the major functions of sales, support and equipment deployment in Canada and contract with CIBC for other key functions.

   The acquisition is subject to completion of the distribution and customary closing conditions, including obtaining all required regulatory approvals in the United States and Canada. We anticipate closing within ten days after the distribution is completed, subject to regulatory approval.

   The following is a summary of each of the primary agreements involved in the acquisition, the asset purchase agreement, the marketing alliance agreement, the CIBC credit facility, the transition agreement and the investor rights agreement. Copies of these agreements have been filed as exhibits to our registration statement on Form 10. Please refer to "Where You Can Obtain Additional Information" for information on how you can review these agreements.


Purchase Agreement

   On November 9, 2000, we entered into an asset purchase agreement with CIBC to purchase substantially all of the assets of their merchant acquiring business. The assets comprise the business of accepting, processing and settling credit and debit card transaction records for merchants. We have agreed to pay CIBC approximately $137 million for the assets which they will in turn immediately use to purchase 26.25% of the total number of shares of our common stock outstanding or reserved for issuance upon exercise of outstanding stock options on the closing date of the acquisition pursuant to a stock purchase agreement.

   The asset purchase agreement contains non-competition provisions for CIBC and us. CIBC has agreed that it will not compete with us in the United States or Canada by soliciting or accepting merchant acquiring business or acquire control of a company with a merchant acquiring business for a period of time ending the later of three years following the closing of the acquisition or one year after any termination of the marketing alliance agreement, which has an initial 10 year term and is described below. We have agreed that we will not compete with CIBC by introducing or making available banking products to merchants who are customers of CIBC.

   The asset purchase agreement contains customary representations and warranties from CIBC regarding the assets in the merchant acquiring business. In addition to the customary conditions to the closing of the transaction, the agreement requires the execution and delivery of a stock purchase agreement, a transition agreement, a marketing alliance agreement, an investor rights agreement, a trademark license agreement and a credit facility. There are also regulatory approvals that must be satisfied prior to the closing. These include approvals or waivers under the Canadian Competition Act, the Investment Canada Act, the Bank Act (Canada), the Bank Holding Company Act (U.S.), the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (U.S.), and by the Office of the Superintendent of Financial Institutions (Canada). The agreement also requires that the distribution as contemplated in this information statement must be completed prior to the closing of the acquisition.

   The stock purchase agreement under which CIBC will purchase 26.25% of our common stock calculated on a fully-diluted basis will contain customary representations and warranties regarding our common stock and CIBC's investment experience and investment intent.

   Under the terms of the asset purchase agreement and the stock purchase agreement, CIBC agrees to indemnify us for breaches of their representations and warranties and covenants and for liabilities other than those expressly assumed by us. There will be no indemnity obligation by CIBC unless our losses are greater than $500,000 and then only to the extent that the losses exceed that amount. In addition, there is an overall indemnity cap that limits CIBC's indemnity obligation to no more than C$150,000,000. We have agreed to indemnify CIBC for breaches of our representations and warranties and covenants and for the assumed liabilities, with the same indemnity limitations as CIBC's.

Marketing Alliance Agreement

   As part of the acquisition, we will enter into a marketing alliance agreement with CIBC. Under the marketing alliance,

  . CIBC will refer all new merchant processing relationships exclusively to us in exchange for a referral fee;

  . we will encourage our new merchant customers who were initially targeted by our joint marketing efforts to open merchant accounts with CIBC; and

  .  we will work together to develop emerging payment solutions.

   The marketing alliance will be branded and advertised under the name "CIBC MCS, an alliance with Global Payments Inc." Our use of the bank's name will be covered by a separate trademark license agreement.

   CIBC will also continue to provide the banking services required as part of the merchant processing business and will provide us with access to VISA and MasterCard clearing capabilities in the U.S. and VISA clearing capabilities in Canada.

   The marketing alliance agreement has an initial term of ten years, with automatic renewals for successive one year terms unless either of us gives notice of termination 270 days prior to the end of any term. If either of us defaults on our obligations under the agreement, or become insolvent, the agreement may be terminated by the non-defaulting party. In that circumstance, the agreement would extend for 270 days beyond notice of the termination to allow for an orderly transition of the business.

CIBC Credit Agreement

   Canadian merchant acquiring businesses typically advance payment to merchants for credit card transactions before receiving the interchange reimbursement from the card issuing banks. This business model differs sharply from the U.S. where merchant funding only occurs after we receive the funds from the card issuing banks. CIBC has agreed to provide us with a revolving credit facility which will be available to us to fund the approximate two day interval between our payment of Canadian merchants and our receipt of the interchange fee.

   The credit facility will provide us with a line of credit of up to C$140 million with an additional overdraft facility available to cover larger advances during periods of peak usage of credit and debit cards, and will carry an interest rate based on Canadian Dollar LIBOR (C$LIBOR). It contains customary covenants and events of default. The line of credit will be secured by a first priority security interest in our accounts receivable from VISA Canada/International, and will be guaranteed by us and our subsidiaries. This guarantee will be subordinated to our primary credit facility. The CIBC credit facility will have an initial term of 364 days from the date of the closing of the acquisition. The credit facility is renewable annually at CIBC's option.

Transition Agreement

   At the closing of the acquisition, we will enter into a transition agreement with CIBC under which CIBC will continue to provide some of the services currently provided to the merchants until we can provide for an orderly migration to our own services. The balance of the services will be provided by us through our senior management team and the sales, customer support, technology and terminal services acquired by us at closing. CIBC will agree to perform their services in substantially the same manner as the services have been performed by CIBC prior to the acquisition. We will reimburse CIBC for its reasonable costs incurred in providing the services. The agreement will have a term of up to 24 months. CIBC also will allow employees who will be hired by us in connection with the acquisition to continue to occupy space at several CIBC regional offices during the transition period.

Investor Rights Agreement

   At the closing of the acquisition, we will enter into an investor rights agreement with CIBC which grants rights to and imposes restrictions on CIBC as a shareholder, other than those shared by all of our shareholders.

   The agreement will restrict CIBC's right to resell the shares of common stock it will receive when we purchase CIBC's merchant acquiring business. CIBC may sell these share at any time, if it has our prior written consent, if the sale is to a CIBC subsidiary, or if it is required to do so by a regulatory body. During the period starting two years after closing and ending on the earlier of six months after termination of the marketing alliance agreement or three years following the closing, CIBC may only sell its shares pursuant to the limitations provided in Rule 144 under the Securities Act or pursuant to a tender offer that has not been rejected by our board of directors.

   The agreement also will restrict CIBC's ability to purchase additional shares of our common stock until the earlier of five years after the closing of the acquisition, or six months after the termination of the marketing alliance agreement. Under this standstill, CIBC will agree that it will not purchase more than 29.9% of our common stock during this period, unless an unaffiliated third party has commenced a tender offer for 40% or more of our common stock that our board does not reject or such third party acquires 35% or more of our outstanding common stock. Furthermore, during the standstill period, CIBC may not undertake to effect or participate in any acquisition of our voting securities or a substantial portion of our assets through any merger, recapitalization, tender or exchange offer or any other means, or seek to exercise a controlling influence over our board of directors.

   Three years after the closing of the acquisition, CIBC will be permitted to participate in any of our registered public offerings of securities or they may require us to register their shares of our common stock for sale to the public. The investor rights agreement will limit CIBC's demand registration rights, however, to one demand in any 12 month period if we are a Form S-1 registrant, and three demands in any 12 month period if we are a Form S-3 registrant. In addition, we will not be required to act on their demand registration unless CIBC proposes to sell securities at an aggregate price to the public of at least US$5,000,000. The registration rights are also subject to other customary limitations.

   At the closing of the acquisition, we will appoint two designees of CIBC to our board. One designee will be appointed to a term ending not less than one year after the closing and the other designee will be appointed to a term ending not less than two years after the closing. Following the expiration of their initial terms, we will nominate CIBC's directors for re-election for one additional term and will use our best efforts to elect them to our board. We will also appoint one of the designees to the audit and compensation committees of our board as well as other key committees mutually agreed to by the parties.

   The investor rights agreement will also limit our actions and business and those of CIBC required by regulatory authorities. Specifically, we will agree to limit our acquisitions of voting securities and assets of other companies and businesses, and the types of businesses in which we engage, to comply with the provisions of the Bank Holding Company Act (U.S.) and the Bank Act (Canada). If we fail to comply with this provision, CIBC will no longer be bound by the restrictions on transfer of their shares of our common stock and will automatically be permitted to demand registration of their shares.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
NDC eCOMMERCE BUSINESS SEGMENT (To be reorganized as Global Payments Inc.)
 Historical:
  Report of Independent Public Accountants................................   F-2
  Combined Statements of Income for the Three Months ended August 31, 2000 and 1999 (unaudited) and for the Years ended May 31, 2000, 1999, and
   1998 ..................................................................   F-3
  Combined Balance Sheets as of May 31, 2000 and 1999 and August 31, 2000
   (unaudited) ...........................................................   F-4
  Combined Statements of Cash Flows for the Three Months ended August 31,
   2000 and 1999 (unaudited) and for the Years ended May 31, 2000, 1999,
   and 1998 ..............................................................   F-5
  Combined Statements of Changes in Shareholder's Equity for the Years
   ended May 31, 2000, 1999, and 1998 and for the Three Months ended
   August 31, 2000 (unaudited) ...........................................   F-6
  Notes to Combined Financial Statements..................................   F-7
  Report of Independent Public Accountants as to Schedule.................  F-18
  Combined Schedule II--Valuation and Qualifying Accounts.................  F-19
 Pro Forma (Unaudited)
  Introduction to the Pro Forma Combined Financial Statements.............  F-20
  Pro Forma Combined Balance Sheet as of August 31, 2000..................  F-21
  Pro Forma Combined Statements of Income for the Year ended May 31,
   2000...................................................................  F-22
  Pro Forma Combined Statements of Income for the Three Months ended
   August 31, 2000........................................................  F-23
  Notes to Pro Forma Combined Financial Statements........................  F-24

CIBC MERCHANT ACQUIRING BUSINESS
 Report of Independent Public Accountants.................................  F-26
 Balance Sheets as of July 31, 2000 and October 31, 1999..................  F-27
 Statements of Income for the Nine Months ended July 31, 2000 and the
  Years ended October 31, 1999 and 1998...................................  F-28
 Statements of Cash Flows for the Nine Months ended July 31, 2000 and the
  Years ended October 31, 1999 and 1998...................................  F-29
 Statements of Changes in Shareholder's Equity for the Nine Months ended
  July 31, 2000 and the Years ended October 31, 1999 and 1998.............  F-30
 Notes to Financial Statements............................................  F-31

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To National Data Corporation:

   We have audited the accompanying combined balance sheets of the NDC eCommerce business segment (to be reorganized as Global Payments Inc., a Georgia corporation--Note 1) as of May 31, 2000 and May 31, 1999 and the related combined statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended May 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the NDC eCommerce business segment as of May 31, 2000 and May 31, 1999 and the results of their operations and their cash flows for each of the three years in the period ended May 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP

Atlanta, Georgia
August 25, 2000

                         COMBINED STATEMENTS OF INCOME
                         NDC eCOMMERCE BUSINESS SEGMENT

              (To be reorganized as Global Payments Inc.--Note 1)
                     (In thousands, except per share data)

                                Three Months
                                    Ended
                                 August 31,          Year Ended May 31,
                               ----------------  ----------------------------
                                2000     1999      2000      1999      1998
                               -------  -------  --------  --------  --------
                                 (unaudited)
Revenues...................... $87,191  $89,828  $340,033  $330,051  $291,547
                               -------  -------  --------  --------  --------
Operating expenses:
 Cost of service..............  45,881   46,022   181,479   169,805   153,518
 Sales, general and
  administrative..............  24,728   23,267    95,342    83,571    80,055
                               -------  -------  --------  --------  --------
                                70,609   69,289   276,821   253,376   233,573
                               -------  -------  --------  --------  --------
Operating income..............  16,582   20,539    63,212    76,675    57,974
                               -------  -------  --------  --------  --------
Other income (expense):
 Interest and other income....     700      283       796     1,183     1,450
 Interest and other expense...  (1,791)  (1,533)   (6,119)   (7,448)   (6,190)
 Minority interest in
  earnings....................  (1,427)  (1,071)   (4,117)   (3,809)   (2,626)
                               -------  -------  --------  --------  --------
                                (2,518)  (2,321)   (9,440)  (10,074)   (7,366)
                               -------  -------  --------  --------  --------
Income before income taxes....  14,064   18,218    53,772    66,601    50,608
Provision for income taxes....   5,415    7,014    20,725    25,265    19,531
                               -------  -------  --------  --------  --------
 Net income................... $ 8,649  $11,204  $ 33,047  $ 41,336  $ 31,077
                               =======  =======  ========  ========  ========
Basic weighted average shares
 outstanding..................  26,309   27,101    26,586    26,980    25,760
                               -------  -------  --------  --------  --------
Basic earnings per share...... $  0.33  $  0.41  $   1.24  $   1.53  $   1.21
                               =======  =======  ========  ========  ========


    The accompanying notes are an integral part of these Combined Financial
                                  Statements.

                            COMBINED BALANCE SHEETS
                         NDC eCOMMERCE BUSINESS SEGMENT

              (To be reorganized as Global Payments Inc.--Note 1)
                                 (In thousands)

                                                August 31,  May 31,   May 31,
                                                   2000       2000      1999
                                                ----------- --------  --------
                                                (unaudited)
ASSETS
Current assets:
 Cash and cash equivalents.....................  $  1,199   $  2,766  $  1,356
 Billed accounts receivable....................    38,019     35,176    38,779
 Allowance for doubtful accounts...............    (1,148)    (1,231)   (1,202)
                                                 --------   --------  --------
  Accounts receivable, net.....................    36,871     33,945    37,577
                                                 --------   --------  --------
 Merchant processing receivable................    33,939     32,497    22,063
 Income tax receivable.........................       --         980     5,340
 Inventory.....................................     3,976      3,694     1,582
 Deferred income taxes.........................       --         --        828
 Prepaid expenses and other current assets.....     7,875      6,343     3,956
                                                 --------   --------  --------
  Total current assets.........................    83,860     80,225    72,702
                                                 --------   --------  --------
Property and equipment, net....................    24,290     28,665    31,769
Intangible assets, net.........................   171,181    173,726   184,074
Investments....................................     5,000      5,000       --
Other..........................................     1,519        330     1,122
                                                 --------   --------  --------
  Total Assets.................................  $285,850   $287,946  $289,667
                                                 ========   ========  ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
 Due to NDC....................................  $ 75,014   $ 96,125  $ 89,375
 Merchant processing payable...................    18,088     11,880    23,725
 Current portion of long-term debt.............       --         --      6,000
 Obligations under capital leases..............     2,842      2,900     3,400
 Accounts payable and accrued liabilities......    21,341     25,249    27,792
 Income taxes payable..........................     3,823        --        --
 Deferred income taxes.........................       410        410       --
                                                 --------   --------  --------
  Total current liabilities....................   121,518    136,564   150,292
                                                 --------   --------  --------
Obligations under capital leases...............     3,664      4,332     6,374
Deferred income taxes..........................     5,403      5,403     4,855
Other long-term liabilities....................     3,824      2,291     1,401
                                                 --------   --------  --------
  Total liabilities............................   134,409    148,590   162,922
                                                 --------   --------  --------
Commitments and contingencies
Minority interest in equity of subsidiaries....    18,751     18,472    18,732
Shareholder's equity:
 NDC equity investment.........................   133,004    121,250   108,178
 Cumulative translation adjustment.............      (314)      (365)     (165)
                                                 --------   --------  --------
  Total shareholder's equity...................   132,690    120,885   108,013
                                                 --------   --------  --------
Total Liabilities and Shareholder's Equity.....  $285,850   $287,946  $289,667
                                                 ========   ========  ========

      The accompanying notes are an integral part of these Combined Financial
                                  Statements.

                       COMBINED STATEMENTS OF CASH FLOWS
                         NDC eCOMMERCE BUSINESS SEGMENT

              (To be reorganized as Global Payments Inc.--Note 1)
                                 (In thousands)

                             Three Months Ended
                                 August 31,            Year Ended May 31,
                             --------------------  ----------------------------
                               2000       1999       2000      1999      1998
                             ---------  ---------  --------  --------  --------
                                 (unaudited)
Cash flows from operating
 activities:
 Net income................  $   8,649  $  11,204  $ 33,047  $ 41,336  $ 31,077
 Adjustments to reconcile
  net income to cash
  provided by operating
  activities before changes
  in assets and
  liabilities:
  Depreciation and
   amortization............      2,450      2,528     9,688     9,438     8,650
  Amortization of acquired
   intangibles and
   goodwill................      2,546      2,601    10,340    10,515     9,806
  Deferred income taxes....        --         --      1,786     6,690     1,804
  Minority interest in
   earnings................      1,427      1,071     4,117     3,809     2,626
  Provision for bad debts..        132         87     1,019       479       502
  Other, net...............        394        441     1,500     1,909     1,884
 Changes in assets and
  liabilities which
  provided (used) cash, net
  of the effects of
  acquisitions:
  Accounts receivable,
   net.....................     (3,035)    (9,335)    2,423    (4,843)   (3,146)
  Merchant processing......      4,766     (7,073)  (22,280)    1,488    (2,386)
  Inventory................       (282)      (612)   (2,112)     (739)      539
  Prepaid expenses and
   other assets............     (2,607)    (5,069)   (1,269)      (54)   (2,493)
  Accounts payable and
   accrued liabilities.....     (2,486)    15,547      (999)   (3,589)    1,769
  Deferred income..........        512       (134)     (324)      150      (146)
  Income taxes.............      4,803     10,199     4,360    (6,120)   (4,688)
                             ---------  ---------  --------  --------  --------
 Net cash provided by
  operating activities.....     17,269     21,455    41,296    60,469    45,798
                             ---------  ---------  --------  --------  --------
Cash flows from investing
 activities:
 Capital expenditures......     (2,016)    (1,878)   (6,002)  (12,528)   (8,666)
 Business acquisitions, net
  of acquired cash.........        --         --        --     (1,484)  (16,966)
 Increase in investments...        --         --     (5,000)      --        --
                             ---------  ---------  --------  --------  --------
 Net cash used in investing
  activities...............     (2,016)    (1,878)  (11,002)  (14,012)  (25,632)
                             ---------  ---------  --------  --------  --------
Cash flows from financing
 activities:
 Net borrowings
  (repayments) to (from)
  NDC......................    (21,111)       500     6,750   (20,000)   37,500
 Net increase (decrease) in
  NDC equity investment....      6,165    (11,324)  (21,800)  (18,596)  (50,351)
 Principal payments under
  capital lease
  arrangements and other
  long-term debt...........       (726)    (6,891)   (9,457)   (3,552)   (3,431)
 Distributions to minority
  interests................     (1,148)    (1,194)   (4,377)   (4,080)   (5,118)
                             ---------  ---------  --------  --------  --------
 Net cash provided by (used
  in) financing
  activities...............    (16,820)   (18,909)  (28,884)  (46,228)  (21,400)
                             ---------  ---------  --------  --------  --------
Increase (decrease) in cash
 and cash equivalents......     (1,567)       668     1,410       229    (1,234)
Cash and cash equivalents,
 beginning of period.......      2,766      1,356     1,356     1,127     2,361
                             ---------  ---------  --------  --------  --------
Cash and cash equivalents,
 end of period.............  $   1,199  $   2,024  $  2,766  $  1,356  $  1,127
                             =========  =========  ========  ========  ========

      The accompanying notes are an integral part of these Combined Financial
                                  Statements.

             COMBINED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                        NDC eCOMMERCE BUSINESS SEQUENCE

              (To be reorganized as Global Payments Inc.--Note 1)
                                 (In thousands)

                                                         Accumulated
                                                            Other
                                             NDC Equity Comprehensive  Total
                                             Investment     Loss       Equity
                                             ---------- ------------- --------
Balance at May 31, 1997.....................  $104,027      $  17     $104,044
                                              --------      -----     --------
 Comprehensive income
  Net income................................    31,077                  31,077
  Foreign currency translation adjustment...                 (141)        (141)
                                                                      --------
 Total comprehensive income.................                            30,936
                                                                      --------
 Net transactions with NDC..................   (13,264)                (13,264)
 Net distributions to NDC...................   (36,820)                (36,820)
                                              --------      -----     --------
Balance at May 31, 1998.....................    85,020       (124)      84,896
                                              --------      -----     --------
 Comprehensive income
  Net income................................    41,336                  41,336
  Foreign currency translation adjustment...                  (41)         (41)
                                                                      --------
 Total comprehensive income.................                            41,295
                                                                      --------
 Net transactions with NDC..................   (13,224)                (13,224)
 Net distributions to NDC...................    (4,954)                 (4,954)
                                              --------      -----     --------
Balance at May 31, 1999.....................   108,178       (165)     108,013
                                              --------      -----     --------
 Comprehensive income
  Net income................................    33,047                  33,047
  Foreign currency translation adjustment...                 (200)        (200)
                                                                      --------
 Total comprehensive income.................                            32,847
                                                                      --------
 Net transactions with NDC..................   (12,718)                (12,718)
 Net distributions to NDC...................    (7,257)                 (7,257)
                                              --------      -----     --------
Balance at May 31, 2000.....................   121,250       (365)     120,885
                                              --------      -----     --------
 Comprehensive income (unaudited)...........
  Net income (unaudited)....................     8,649                   8,649
  Foreign currency translation adjustment
   (unaudited)..............................                   51           51
                                                                      --------
 Total comprehensive income (unaudited).....                             8,700
                                                                      --------
 Net transactions with NDC (unaudited)......    (6,051)                 (6,051)
 Net distributions to NDC (unaudited).......     9,156                   9,156
                                              --------      -----     --------
Balance at August 31, 2000 (unaudited)......  $133,004      $(314)    $132,690
                                              ========      =====     ========

    The accompanying notes are an integral part of these Combined Financial
                                  Statements.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1--Spin off and Basis of Presentation

   In December 1999, National Data Corporation announced its intent to spin-off the NDC eCommerce business segment into a separate publicly traded company with its own management and Board of Directors. This Distribution is expected to
occur on            , 2000 (the "Distribution Date") and will be accomplished
by forming Global Payments Inc. ("Global Payments"), transferring the stock of the companies which comprise the NDC eCommerce business segment to Global Payments and then distributing all of the shares of common stock of Global Payments to NDC's stockholders. NDC stockholders will receive 0.8 share of Global Payments for each NDC share held as of the Distribution Date. After the Distribution, Global Payments and NDC will be two separate public companies. Global Payments was incorporated on September 1, 2000 and will not have any operations, assets or liabilities until immediately prior to the Distribution.

   These combined financial statements include the accounts of the subsidiaries of NDC that comprise its eCommerce business segment (collectively referred to as "the Company"). The Company is an integrated provider of high volume electronic transaction processing and value-added end-to-end information services and systems to merchants, multinational corporations, financial institutions, and government agencies. These services are marketed to customers within the merchant services and the funds transfer business through various sales channels. The Company's operations are provided in the United States, Canada, and Europe.

   The Company adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information." Accordingly, the Company's chief operating decision making group currently operates as one reportable segment--electronic transaction processing--therefore the majority of the disclosures required by SFAS 131 do not apply to the Company. The Company's results of operations and its financial condition are not significantly reliant upon any single customer or foreign operations. Revenues from external customers from the Company's two service offerings are as follows:

                                                        2000     1999     1998
                                                      -------- -------- --------
   Merchant services................................. $318,262 $307,317 $268,752
   Funds transfer....................................   21,771   22,734   22,795
                                                      -------- -------- --------
                                                      $340,033 $330,051 $291,547
                                                      ======== ======== ========

   The combined financial statements have been prepared on the historical cost basis in accordance with accounting principles generally accepted in the United States, and present the Company's financial position, results of operations, and cash flows as derived from NDC's historical financial statements. Significant intercompany transactions have been eliminated in consolidation. As further described in Note 4, certain allocations of corporate and interest expenses have been allocated that were previously not allocated to NDC's eCommerce business segment. These allocations were based on an estimate of the proportion of corporate expenses related to the Company, utilizing such factors as revenues, number of employees, number of transactions processed and other applicable factors. In the opinion of management, these allocations have been made on a reasonable basis. The costs of these services charged to the Company may not reflect the actual costs the Company would have incurred for similar services as a stand-alone company.

   In conjunction with the separation of their businesses, the Company and NDC will enter into various agreements that address the allocation of assets and liabilities between them and that define their relationship after the Distribution, including the Distribution Agreement, the Tax Sharing and Indemnification Agreement, the Employee Benefits Agreement, the Lease Agreement for Office Headquarters, the Intercompany Systems/Network Services Agreement, the Batch Processing Agreement and the Transition Support Agreement.

Note 2--Summary of Significant Accounting Policies

   Use of estimates--The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

   Revenue--Revenue related to information and transaction processing services provided is recognized as such services are performed. Revenue for processing services provided directly to merchants is recorded net of certain costs not controlled by the Company (primarily interchange fees charged by credit card associations).

   Cash and cash equivalents--Cash and cash equivalents include cash on hand and all liquid investments with an initial maturity of three months or less when purchased.

   Inventory--Inventory, which includes microcomputer hardware and peripheral equipment, and electronic point-of-sale terminals, is stated at the lower of cost or market. Cost is determined by using the average cost method.

   Merchant processing receivable/payable--The merchant processing receivable/payable results from timing differences in the Company's settlement process with merchants and credit card sales processed.

   Property and equipment--Property and equipment, including equipment under capital leases, is stated at cost. Depreciation and amortization are calculated using the straight-line method. Equipment is depreciated over 2 to 5 year lives. Leasehold improvements and property acquired under capital leases are amortized over the shorter of the useful life of the asset or the term of the lease. The costs of purchased and internally developed software used to provide services to customers or internal administrative services are capitalized and amortized on a straight-line basis over their estimated useful lives, not to exceed 5 years. Maintenance and repairs are charged to operations as incurred.

   Intangible assets--Intangible assets primarily represent goodwill, customer base and trademarks associated with acquisitions. For significant acquisitions, the Company obtains an independent valuation to determine the fair value and related useful lives of customer base, trademarks, goodwill and other identifiable intangibles. Customer base and trademarks acquired are amortized using the straight-line method over their estimated useful lives, which approximates the legal lives when applicable, of 10 to 40 years. Goodwill represents the excess of the cost of acquired businesses over the fair market value of their identifiable net assets. Goodwill is being amortized on a straight-line basis over periods ranging from 7 to 40 years.

   Impairment of long-lived assets--The Company regularly evaluates whether events and circumstances have occurred that indicate the carrying amount of property and equipment or goodwill and other intangibles may warrant revision or may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventual disposition. In management's opinion, the long-lived assets, including property and equipment and intangible assets, are appropriately valued at May 31, 2000 and May 31, 1999.

   Investments--The Company holds an investment in eCharge Corporation, a private company that offers Internet users secure and convenient ways to make purchases over the Internet. This investment is recorded at its historical cost of $5.0 million. Although the market value is not readily determinable, management believes the fair value of this investment approximates its carrying amount.

   Income taxes--Deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax laws and rates (see Note 10).

   Fair value of financial instruments--Management considers that the carrying amounts of financial instruments, including cash, receivables, accounts payable and accrued expenses, and current maturities of long-term obligations, approximates fair value.

   Foreign currency translation--The Company has a foreign subsidiary in Canada and the United Kingdom, whose functional currency is their local currency. Gains and losses on transactions denominated in currencies other than the functional currencies are included in determining net income for the period in which exchange rates change. The assets and liabilities of foreign subsidiaries are translated at the year-end rate of exchange, and income statement items are translated at the average rates prevailing during the year. The resulting translation adjustment is recorded as a component of shareholders' equity. Translation gains and losses on intercompany balances of a long-term investment nature are also recorded as a component of shareholders' equity. The effects of foreign currency gains and losses arising from these translations of assets and liabilities are included as a component of other comprehensive income.

   Earnings Per Share--Basic earnings per share is computed by dividing reported earnings available to common shareholders by weighted average shares outstanding during the period. Earnings available to common shareholders is the same as reported net income for all periods presented. Weighted average shares outstanding is computed by applying the distribution ratio of 0.8 of a share of the Company for each NDC share held to the historical NDC weighted average shares outstanding for the same periods presented.

   Diluted earnings per share is computed by dividing reported earnings available to common shareholders by weighted average shares outstanding during the period and the impact of securities that, if exercised, would have a dilutive effect on earnings per share. All options with an exercise price less than the average market share price for the period generally are assumed to have a dilutive effect on earnings per share. Diluted earnings per share is not presented in these financial statements, as there are no historical market share prices for the Company, as public trading will not commence until the distribution occurs. Accordingly, the dilutive effect of stock options cannot be determined.

   Unaudited interim financial information--The accompanying interim combined financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States. In the opinion of management of the Company, these combined financial statements contain all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair presentation of the interim periods. Results of operations for interim periods presented herein are not necessarily indicative of results of operations for the entire year.

Note 3--Business Acquisition

   In May 1998, the Company acquired certain assets of CheckRite International, Inc. This acquisition has been recorded using the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair value as of the date of acquisition. The operating results are included in the Company's combined statements of income from the date of the acquisition.

   The aggregate price paid for this acquisition and final adjustments to prior period acquisitions consisted of $17.0 million; liabilities were assumed as follows:

                                                                       1998
                                                                  --------------
                                                                  (In thousands)
   Fair value of assets acquired.................................    $19,814
   Cash acquired.................................................     (1,124)
   Liabilities assumed...........................................     (1,724)
                                                                     -------
   Cash paid for acquisitions....................................    $16,966
                                                                     =======

   The excess of cost over tangible assets acquired of $16.3 million was allocated to goodwill and other intangible assets. The depreciable and intangible assets are being amortized over periods ranging from 2 to 20 years (see Note 7).

Note 4--Transactions with NDC

   There were no material intercompany purchase or sales transactions between NDC and the Company. The Company was charged with incremental corporate costs in the amount of $5.0 million in fiscal 2000, $3.2 million in fiscal 1999, and $6.6 million in fiscal 1998. These allocations were based on an estimate of the proportion of corporate expenses related to the Company, utilizing such factors as revenues, number of employees, number of transactions processed and other applicable factors.

   The Company was also charged corporate interest expense based on the anticipated corporate debt allocations of NDC to the Company at the Distribution Date. The Company utilized a rollback approach to allocate the anticipated portion of the NDC consolidated group's debt and interest expense for all historical periods presented. This treatment records the current proposed debt allocation percentage for all historical periods presented. The allocated portion of the consolidated group's debt is presented as due to NDC on the accompanying combined balance sheets. Interest expense recorded by the Company related to this debt was $4.6 million in fiscal 2000, $5.0 million in fiscal 1999, and $2.8 million in fiscal 1998 and is included in interest and other expense.

Note 5--Property and Equipment

   As of May 31, 2000 and May 31, 1999, property and equipment consisted of the following:

                                                                 2000    1999
                                                                ------- -------
                                                                (In thousands)
   Property under capital leases............................... $11,838 $14,738
   Equipment...................................................  30,647  36,421
   Software....................................................  19,594  20,147
   Leasehold improvements......................................   6,410   7,338
   Furniture and fixtures......................................   3,002   4,974
   Work in progress............................................   2,532   1,852
                                                                ------- -------
                                                                 74,023  85,470
   Less: accumulated depreciation and amortization.............  45,358  53,701
                                                                ------- -------
                                                                $28,665 $31,769
                                                                ======= =======

Note 6--Software Costs

   The following table sets forth information regarding the Company's costs associated with software development for the years ended May 31, 2000, May 31, 1999 and May 31, 1998. These amounts exclude other expenditures for product improvements, customer requested enhancements, maintenance and Year 2000 remediation.

                                                           2000   1999   1998
                                                          ------ ------ ------
                                                             (In thousands)
   Total costs associated with software development...... $2,623 $1,774 $1,822
   Less: capitalization of internally developed
    software.............................................    884    625    122
                                                          ------ ------ ------
   Net research and development expense.................. $1,739 $1,149 $1,700
                                                          ====== ====== ======

   The Company capitalizes costs related to the development of certain software products. In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", capitalization of costs begins when technological feasibility has been established and ends when the product is available for general release to customers. Amortization is computed on an individual product basis and has been recognized for those products available for market based on the products' estimated economic lives, not to exceed five years.

   Additionally, the Company capitalizes costs related to the development of computer software developed or obtained for internal use in accordance with the AICPA SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Costs incurred in the application development phase are capitalized and amortized over the useful life, not to exceed five years.

   Total unamortized capitalized software costs (purchased and internally developed) were approximately $7.9 million and $10.3 million as of May 31, 2000 and May 31, 1999, respectively. Total software amortization expense was approximately $2.6 million, $1.9 million and $2.0 million in fiscal 2000, 1999 and 1998, respectively.

Note 7--Intangible Assets

   As of May 31, 2000 and May 31, 1999, intangible assets consisted of the following:

                                                                2000     1999
                                                              -------- --------
                                                               (In thousands)
   Customer base............................................. $102,475 $102,483
   Trademarks................................................   28,273   28,273
   Goodwill and other intangibles............................  120,199  120,199
                                                              -------- --------
                                                               250,947  250,955
   Less: accumulated amortization............................   77,221   66,881
                                                              -------- --------
                                                              $173,726 $184,074
                                                              ======== ========

   The Company had expanded its focus on acquisition opportunities and alliances with other companies to increase its market penetration, technological capabilities, product offerings and distribution capabilities to support its business strategy. Since fiscal 1996, the Company has completed seven acquisitions accounted for under the purchase method.

   In 1996, the Company acquired the Merchant Automated Point-of-Sale Program ("MAPP") from MasterCard International Incorporated ("MasterCard"). The net assets of MAPP consisted primarily of tangible personal property, leased personal and real property, customer contracts, assembled workforce and the goodwill of the business. The Company paid $110 million plus the granting of a 7.5% membership interest in one of the Company's subsidiaries (Global Payment Systems LLC) to MasterCard. The total consideration paid for the MAPP business, was $131.6 million, and resulted in an excess cost over tangible assets of $127.2 million. The aggregate estimated life of these intangible assets is 35 years.

Note 8--Accounts Payable and Accrued Liabilities

   As of May 31, 2000 and May 31, 1999, accounts payable and accrued liabilities consisted of the following:

                                                                 2000    1999
                                                                ------- -------
                                                                (In thousands)
   Trade accounts payable...................................... $ 7,209 $ 6,230
   Accrued compensation and benefits...........................   8,043   6,843
   Accrued pensions............................................     372     524
   Other accrued liabilities...................................   9,625  14,063
                                                                ------- -------
                                                                $25,249 $27,660
                                                                ======= =======

Note 9--Retirement Benefits

   Historically, the Company has participated in the NDC noncontributory defined benefit pension plan (the "Plan") covering substantially all of its United States employees who have met the eligibility provisions of the plan as of May 31, 1998. NDC closed the defined benefit pension plan to new participants beginning

June 1, 1998. Benefits are based on years of service and the employee's compensation during the highest five consecutive years of earnings of the last ten years of service. Plan provisions and funding meet the requirements of the Employee Retirement Income Security Act of 1974, as amended. The expenses for the plan are allocated to the Company based on the relative projected benefit obligations for all the Company's employees compared with the obligations for all participants. In the opinion of management, the expenses have been allocated on a reasonable basis and, for fiscal 2000, were actuarially allocated to approximate the expense Global Payments would have incurred had it been operating on a stand-alone basis.

   The following table provides a reconciliation of the changes in the Plan's benefit obligations and fair value of assets over the one-year period ending May 31, 2000 and a statement of funded status:

Changes in benefit obligations

                                                                       2000
                                                                  --------------
                                                                  (In thousands)
   Balance at beginning of year..................................     $6,268
   Service cost..................................................        --
   Interest cost.................................................        453
   Benefits paid.................................................       (219)
   Actuarial gain................................................       (383)
                                                                      ------
   Balance at end of year........................................     $6,119
                                                                      ======

Changes in plan assets

                                                                       2000
                                                                  --------------
                                                                  (In thousands)
   Balance at beginning of year..................................     $5,763
   Actual return on plan assets..................................        642
   Employer contributions........................................        --
   Benefits paid.................................................       (219)
                                                                      ------
   Balance at end of year........................................     $6,186
                                                                      ======

   The accrued pension costs recognized in the Consolidated Balance Sheets were as follows:

                                                                      2000
                                                                 --------------
                                                                 (In thousands)
   Funded status...............................................      $  67
   Unrecognized net (gain) loss................................       (391)
   Unrecognized prior service cost.............................         42
   Unrecognized net asset at June 1, 1985, being amortized over
    17 years...................................................        (90)
                                                                     -----
   Accrued pension cost........................................      $(372)
                                                                     =====

   Net pension expense (income) included the following components for the fiscal year ending May 31:

                                                                       2000
                                                                  --------------
                                                                  (In thousands)
   Service cost-benefits earned during the Period................     $ --
   Interest cost on projected benefit obligation.................       453
   Expected return on plan assets................................      (576)
   Net amortization and deferral.................................       (30)
                                                                      -----
   Net pension expense (income)..................................     $(153)
                                                                      =====

   Significant assumptions used in determining net pension expense and related obligations were as follows:

                                                                          2000
                                                                          -----
   Discount rate.........................................................  7.75%
   Rate of increase in compensation levels...............................  4.33%
   Expected long-term rate of return on assets........................... 10.00%

   Information relating to accumulated benefits and plan assets as they may be allocable to the Company's participants at May 31, 1999 and 1998 is not available. The pension expense allocated to the Company for fiscal 1999 and 1998 was $0.1 million and $1.1 million, respectively.

   Historically, the Company has participated in the NDC deferred compensation 401(k) plan that is available to substantially all employees with three months of service. Expenses of $.6 million, $.9 million, and $.8 million were allocated to the Company in proportion to total payroll for fiscal 2000, 1999, and 1998, respectively. The Company intends to establish its own 401(k) with substantially the same terms as the existing NDC plan with the matching contribution in the form of Global Payments' common stock.

Note 10--Income Taxes

   Historically, the Company has been included in the consolidated federal income tax return of NDC. Tax provisions are settled through the intercompany account and NDC made income tax payments on behalf of the Company (see Note
15). The Company's provision for income taxes in the accompanying consolidated statements of income reflects federal and state income taxes calculated on the Company's separate income.

   The provision for income taxes includes:

                                                          2000    1999    1998
                                                         ------- ------- -------
                                                             (In thousands)
   Current tax expense:
    Federal............................................. $16,266 $20,146 $16,182
    State...............................................     780   1,481   1,545
                                                         ------- ------- -------
                                                          17,046  21,627  17,727
                                                         ------- ------- -------
   Deferred tax expense:
    Federal.............................................   3,389   3,366   1,677
    State...............................................     290     272     127
                                                         ------- ------- -------
                                                           3,679   3,638   1,804
                                                         ------- ------- -------
   Total................................................ $20,725 $25,265 $19,531
                                                         ======= ======= =======

   The Company's effective tax rates differ from federal statutory rates as follows:

                                                          2000   1999   1998
                                                          ----   ----   ----
   Federal statutory rate................................ 35.0 % 35.0 % 35.0 %
   State income taxes, net of federal income tax
    benefit..............................................  1.3 %  1.7 %  2.2 %
   Non-deductible amortization and write-off of
    intangible assets....................................  1.6 %  1.3 %  2.2 %
   Tax credits........................................... (0.5)% (0.3)% (0.2)%
   Other.................................................  1.1 %  0.2 % (0.6)%
                                                          ----   ----   ----
    Total................................................ 38.5 % 37.9 % 38.6 %
                                                          ====   ====   ====

   Deferred income taxes as of May 31, 2000 and May 31, 1999 reflect the impact of temporary differences between the amounts of assets and liabilities for financial accounting and income tax purposes. As of May 31, 2000 and May 31, 1999, principal components of deferred tax items were as follows:

                                                               2000     1999
                                                              -------  -------
                                                              (In thousands)
   Deferred tax assets:
    Net operating loss carryforwards......................... $   --   $   183
    Accrued expenses.........................................     368      958
                                                              -------  -------
                                                                  368    1,141
                                                              -------  -------
   Deferred tax liabilities:
    Property and equipment...................................   1,692    3,654
    Acquired intangibles.....................................   3,903      506
    Prepaid expenses.........................................     386      418
    Other....................................................     200      590
                                                              -------  -------
                                                                6,181    5,168
                                                              -------  -------
   Net deferred tax liability................................  (5,813)  (4,027)
   Less: Current deferred tax (liability) asset..............    (410)     828
                                                              -------  -------
   Non-current deferred tax liability........................ $(5,403) $(4,855)
                                                              =======  =======

   A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Realization of the operating loss carry-forwards is not considered by management to be uncertain. The Company has not established valuation allowances for these tax assets. Net operating loss carry-forwards expire between the fiscal years 2001 and 2007.

Note 11--Long-Term Debt

   As of May 31, 1999, long-term debt classified as current portion consisted of a promissory note issued to Electronic Data Systems Corporation in the amount of $6.0 million. This note was settled on June 30, 1999. This note was issued in consideration for the Company's acquisition of their multi-client bank card processing business in January 1997.

Note 12--Shareholder's Equity

   NDC equity investment--NDC's equity investment includes the original investment in the Company, accumulated income of the Company, and the dividend to NDC arising from the forgiveness of the net intercompany receivable due from NDC reflecting transactions described in Note 4. The NDC equity investment as of May 31, 2000 and May 31, 1999 was $121.3 million and $108.2 million, respectively.

   Stock Options--NDC has certain Stock Option Plans (the "Plans") under which incentive stock options and non-qualified stock options have been granted to officers, key employees and directors of NDC. In connection with the separation of the Company from NDC, stock options under the Plans held by employees of the Company that are not exercised prior to the date of the Distribution will be replaced with options of Global Payments. In accordance with the provisions of EITF 90-9, NDC stock options will be replaced with Global Payments stock options in amounts and at exercise prices intended to preserve the economic benefit of the NDC stock options at such time. No compensation expense is expected to result from the replacement of the options. The number of shares of NDC common stock subject to options held by option holders expected to become Global Payments employees at May 31, 2000 was 639,366 shares. The exercise price of such options range from $6.67 to $37.56. The ultimate number of stock options to be held by Global Payments employees and the number and exercise price of the Global Payments stock options to be issued, subject to the above calculation, cannot yet be determined.

Note 13--Related Party Transactions

   In connection with the fiscal 1996 purchase of Merchant Automated Point of Sale Program ("MAPP") from MasterCard International Incorporated, MasterCard holds a 7.5% minority interest in Global Payment Systems, LLC, a partnership with MasterCard International Incorporated. MasterCard provides certain services for the MAPP business unit. The original service agreement was for a period of three years and ended on March 31, 1999. The services agreement was then amended to allow certain services to be provided through April 1, 2000. The Company now performs the services formerly provided by MasterCard under this service agreement internally. For the years ended May 31, 2000, May 31, 1999 and May 31, 1998 the Company incurred expenses of approximately $.2 million, $3.0 million and $6.8 million respectively, related to these services.

   Also, during fiscal 1996, the Company formed an alliance with Comerica Bank and purchased 51% ownership interest in NDPS Comerica Alliance, LLC. There are agreements in place for the Company to reimburse Comerica Bank for any expenses incurred on behalf of the alliance. For the years ended May 31, 2000, May 31, 1999 and May 31, 1998 the Company incurred expenses of approximately $.9 million, $.6 million and $.6 million, respectively, related to these services.

Note 14--Commitments and Contingencies

   The Company conducts a major part of its operations using leased facilities and equipment. Many of these leases have renewal and purchase options and provide that the Company pay the cost of property taxes, insurance and maintenance.

   Rent expense on all operating leases for fiscal 2000, 1999 and 1998 was approximately $5.8 million, $6.3 million and $6.9 million, respectively.

   Future minimum lease payments for all noncancelable leases at May 31, 2000 were as follows:

                                                             Capital Operating
                                                             Leases   Leases
                                                             ------- ---------
                                                              (In thousands)
   2001..................................................... $3,489   $ 4,685
   2002.....................................................  2,671     3,703
   2003.....................................................  1,722     2,974
   2004.....................................................    386     2,179
   2005.....................................................    --      1,590
   Thereafter...............................................    --      3,846
                                                             ------   -------
   Total future minimum lease payments......................  8,268   $18,977
                                                                      =======
   Less: amount representing interest.......................  1,036
                                                             ------
   Present value of net minimum lease payments..............  7,232
   Less: current portion....................................  2,900
                                                             ------
   Long-term obligations under capital leases at May 31,
    2000.................................................... $4,332
                                                             ======

   The Company is party to a number of claims and lawsuits incidental to its business. In the opinion of management, the ultimate outcome of such matters, individually or in the aggregate, will not have a material adverse impact on the Company's financial position, liquidity or results of operations.

   Subsequent to the date of the auditor's report, the Company obtained a commitment for a $110 million revolving line of credit. It will fund the payment of the cash due to NDC to reflect our share of NDC's pre-distribution debt used to establish the Company's initial capitalization. This line of credit will also be used to meet working capital and acquisition needs after the Distribution. This line has a variable interest rate based on market rates. The credit agreement contains certain financial and non-financial covenants customary for financings of this nature. Final maturity will be three years from the Distribution. As indicated in Note 4, the Company utilized a "rollback" approach to allocate the anticipated portion of the NDC consolidated group's debt and interest expense. Accordingly, as of May 31, 2000 and May 31, 1999, there was $96.1 million and $89.4 million respectively, allocated and outstanding as due to NDC.

   The Company processes credit card transactions for direct merchant locations. The Company's merchant customers have the liability for any charges properly reversed by the cardholder. In the event, however, that the Company is not able to collect such amount from the merchants, due to merchant fraud, insolvency, bankruptcy or another reason, the Company may be liable for any such reversed charges. The Company requires cash deposits and other types of collateral by certain merchants to minimize any such contingent liability. The Company also utilizes a number of systems and procedures to manage merchant risk. In addition, the Company believes that the diversification of its merchant portfolio among industries and geographic regions minimizes its risk of loss.

   The Company recognizes revenue based on a percentage of the gross amount charged and has a potential liability for the full amount of the charge. The Company establishes reserves for operational losses based on historical and projected experiences concerning such charges. In the opinion of management, such reserves for losses are adequate. Expenses of $3.0 million, $2.4 million and $2.4 million were recorded for fiscal 2000, 1999 and 1998, respectively, for these reserves.

   The Company also has a check guarantee business. Similar to the credit card business, the Company charges its merchants a percentage of the gross amount of the check and guarantees payment of the check to the merchant in the event the check is not honored by the checkwriter's bank. As a result, the Company incurs operational charges in this line of business. The Company has the right to collect the full amount of the check from the checkwriter but has not historically recovered 100% of the guaranteed checks. The Company establishes reserves for this activity based on historical and projected loss experiences. Expenses of $10.1 million, $8.5 million and $8.8 million were recorded for fiscal 2000, 1999 and 1998, respectively, for these reserves.

   In connection with the Company's acquisition of merchant credit card operations of banks, the Company has also entered into depository and processing agreements (the "Agreements") with certain of the banks. These Agreements allow the Company to use the banks' "Bank Identification Number" ("BIN") to clear credit card transactions through VISA and MasterCard. Certain agreements contain financial covenants, and the Company was in compliance with all such covenants as of May 31, 2000 or had obtained a verbal waiver of such covenants. In management's opinion, the Company would be able to obtain alternative BIN agreements without material impact to the Company in the event of the termination of these Agreements.

   Effective April 1, 2000, MasterCard may put to the Company ("Put Right") all or any portion of its membership interest in Global Payment Systems LLC. MasterCard's Put Right shall be exercised by providing Global Payment Systems LLC with notice specifying the percentage of its membership interest to be put, the date on which the proposed put price is to be paid, and the proposed put price. The proposed put price shall be based on the fair market value of Global Payment Systems LLC on a stand-alone basis. As an alternative to purchasing MasterCard's membership interest in the event of the exercise of the put right, Global Payment Systems LLC may elect to dissolve the partnership with MasterCard receiving a share of the net liquidation proceeds, in proportion to their membership interest.


Note 15--Supplemental Cash Flow Information

   Historically, the Company's cash flow had been calculated with and included in the NDC consolidated group's Supplemental Cash Flows. The Company's payments for income taxes have been calculated on the Company's separate income and reflect federal and state income tax payment allocations as if the Company had been operating on a stand-alone basis (Note 10). The Company has utilized a "rollback" approach to allocate the portion of the consolidated group's interest payments for all historical periods presented (Note 4).

   Supplemental cash flow disclosures and non-cash investing and financing activities for the years ended May 31, 2000, May 31, 1999 and May 31, 1998 are as follows:

                                                         2000   1999    1998
                                                        ------ ------- -------
                                                            (In thousands)
   Supplemental cash flow information:
    Income taxes paid, net of refunds.................. $5,816 $28,134 $20,375
    Interest paid......................................  8,506   7,070   5,712
   Supplemental non-cash investing and financing
    activities:
    Capital leases entered into in exchange for
     property and equipment............................    915   6,710   4,815

Note 16--Quarterly Combined Financial Information (Unaudited)

                                                    Quarter Ended
                                      -----------------------------------------
                                      August 31 November 30 February 29 May 31
                                      --------- ----------- ----------- -------
                                        (In thousands, except per share data)
Fiscal Year 2000
Revenue..............................  $89,828    $84,174     $81,827   $84,204
Operating income.....................   20,539     15,275      13,420    13,978
Net income...........................   11,204      8,023       6,930     6,890
Basic earnings per share(1)..........  $  0.41    $  0.30     $  0.26   $  0.26

Fiscal Year 1999
Revenue..............................  $82,397    $79,319     $81,782   $86,553
Operating income.....................   20,393     15,926      17,691    22,665
Net income...........................   11,158      8,694       9,502    11,982
Basic earnings per share(1)..........  $  0.41    $  0.32     $  0.35   $  0.44

--------
(1) Using the distribution ratio of 0.8 share of Global Payments Inc. common stock for each share of NDC common stock held. Weighted average shares outstanding is computed by applying the distribution ratio to the historical NDC weighted average shares outstanding for all periods presented.

Note 17--Event Subsequent to Auditor's Report (Unaudited)

   On November 9, 2000, the Company entered into certain definitive agreements to purchase the Canadian Imperial Bank of Commerce ("CIBC") Merchant Acquiring or Merchant Card Services ("MCS") business and to form a ten-year marketing alliance to jointly provide payment related products and services in Canada. Under the terms of the purchase agreement, the Company will issue an amount of its common stock after the distribution, whereby CIBC will own 26.25% or approximately 9,354,000 shares, of the outstanding common stock of Global Payments, in consideration for certain net assets of CIBC-MCS. The net assets to be acquired consist of accounts receivable, inventory, tangible personal property, customer contracts, assembled workforce and the goodwill of the business, net of certain accrued expenses. The acquisition will be recorded for using the purchase method of accounting. The acquisition is expected to close after the distribution if completed, subject to regulatory approvals. The Company intends to operate the business in a manner consistent with CIBC's historical operations. The Company will retain the major functions of sales, customer support and service, and equipment warehousing, repair and deployment in Canada and contract with CIBC for other key functions, such as funds transfer and daily settlement services.

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS AS TO SCHEDULE

   We have audited in accordance with auditing standards generally accepted in the United States, the financial statements of the NDC eCommerce business segment (to be reorganized as Global Payments Inc., a Georgia corporation--See
Note 1) included in this information statement on Form 10, and have issued our report thereon dated August 25, 2000. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in the index on page F-1 is the responsibility of Global Payments' management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                             /s/ Arthur Andersen LLP

Atlanta, Georgia
August 25, 2000

                         NDC eCOMMERCE BUSINESS SEGMENT
                              COMBINED SCHEDULE II
                        Valuation & Qualifying Accounts

        Column A           Column B       Column C         Column D     Column E
        --------          ---------- ------------------- ------------- ----------
                                         1         2
                          Balance at Charged to          Uncollectible Balance at
                          Beginning  Costs and  Acquired   Accounts       End
      Description         of Period   Expenses  Balances   Write-Off   of Period
      -----------         ---------- ---------- -------- ------------- ----------
                                              (In thousands)
Trade Receivable
 Allowances
May 31, 1998............    $  609    $ 1,304     $343      $   870      $1,386
May 31, 1999............     1,386      1,473      --         1,657       1,202
May 31, 2000............     1,202      1,345      --         1,316       1,231

Reserves for operational
 losses--Merchant card
 processing and check
 guarantee processing(1)
May 31, 1998............    $3,330    $11,256     $677      $11,022      $4,241
May 31, 1999............     4,241     10,891      --        10,539       4,593
May 31, 2000............     4,593     13,074      --        13,537       4,130

--------
(1) Included in Merchant processing payable.

                         NDC eCOMMERCE BUSINESS SEGMENT
                  (To be reorganized as Global Payments Inc.)
                    Pro Forma Combined Financial Statements
                                  (Unaudited)


   On              , 2000, NDC's Board of Directors declared a pro rata
distribution payable to the holders of record of NDC common stock at the close
of business on            , 2000, of 0.8 of a share of common stock of Global
Payments Inc. for every share of NDC common stock outstanding on the record date. The board of directors of NDC believes that the distribution is in the best interests of NDC's stockholders.

   On November 9, 2000, the Company entered into certain definitive agreements to purchase the Canadian Imperial Bank of Commerce ("CIBC") Merchant Acquiring or Merchant Card Services ("MCS") business and to form a ten-year marketing alliance to jointly provide payment related products and services in Canada. Under the terms of the purchase agreements, the Company will issue an amount of its common stock after the distribution, whereby CIBC will own 26.25% or approximately 9,354,000 shares, of the outstanding common stock of Global Payments, in consideration for certain net assets of CIBC-MCS. The net assets to be acquired consist of accounts receivable, inventory, tangible personal property, customer contracts, assembled workforce and the goodwill of the business, net of certain accrued expenses. The acquisition will be recorded for using the purchase method of accounting. The acquisition is expected to close after the distribution if completed, subject to regulatory approvals. The Company intends to operate the business in a manner consistent with CIBC's historical operations. The Company will retain the major functions of sales, customer support and service, and equipment warehousing, repair and deployment in Canada and contract with CIBC for other key functions, such as funds transfer and daily settlement services.

   Under the terms of the marketing alliance, CIBC is required to refer all new merchant processing relationships exclusively to Global Payments. In addition, the Company will jointly develop emerging payment solutions for distribution and marketing in the Company's North American customer base. The alliance will significantly broaden the Company's scope and presence in North America. This transaction will provide MCS' existing distribution channel with a larger array of existing and new payment solutions. After the acquisition is completed, the alliance will be branded under the name "CIBC MCS, a Global Payment alliance".

   Any adjustments to the purchase price allocations are not expected to be material to the pro forma combined financial statements taken as a whole.

   The following pro forma combined financial statements have been prepared as if the acquisition and the distribution had taken place on August 31, 2000 for the pro forma combined balance sheet and June 1, 1999 for the pro forma combined income statements. The Company has a fiscal year end of May 31st. CIBC-MCS has a fiscal year end of October 31st. For purposes of the pro forma combined financial statements, CIBC-MCS information is presented using the same fiscal year end of the Company.

   The unaudited pro forma financial statements are not necessarily indicative of the results that would have occurred if the acquisition and the distribution had occurred on the dates indicated or the expected financial position or results of operations in the future. The unaudited pro forma combined financial statements should be read in conjunction with the separate historical financial statements and notes there to of the Company, as well as the historical financial statements and notes thereto of CIBC-MCS contained elsewhere herein, and in conjunction with the related notes to these unaudited pro forma combined financial statements.

                      NDC eCOMMERCE BUSINESS SEGMENT

                (To be reorganized as Global Payments Inc.)

                     PRO FORMA COMBINED BALANCE SHEET

                              August 31, 2000

                                 Unaudited

                              (In thousands)

                                                                                                    Pro
                           NDC eCommerce                                                          Forma As
                          Business Segment   Pro Forma      Pro Forma   CIBC-MCS    Pro Forma     Adjusted
                             Historical    Adjustments(A)   Combined   Historical Adjustments(B)  Combined
                          ---------------- --------------   ---------  ---------- --------------  --------
ASSETS
Current assets:
 Cash and cash
  equivalents...........      $  1,199       $     --       $  1,199    $   --       $    --      $  1,199
 Billed accounts
  receivable............        38,019             --         38,019        --            --        38,019
 Allowance for doubtful
  accounts..............        (1,148)            --         (1,148)       --            --        (1,148)
                              --------       ---------      --------    -------      --------     --------
 Accounts receivable,
  net...................        36,871             --         36,871        --            --        36,871
                              --------       ---------      --------    -------      --------     --------
 Merchant processing
  receivable............        33,939             --         33,939     78,849           --       112,788
 Inventory..............         3,976             --          3,976        --            --         3,976
 Prepaid expenses and
  other current assets..         7,875             --          7,875        --            --         7,875
                              --------       ---------      --------    -------      --------     --------
 Total current assets...        83,860             --         83,860     78,849           --       162,709
                              --------       ---------      --------    -------      --------     --------
 Property and equipment,
  net...................        24,290             --         24,290     18,302           --        42,592
 Intangible assets,
  net...................       171,181             --        171,181        --         51,089 (e)  222,270
 Investments............         5,000             --          5,000        --            --         5,000
 Other..................         1,519             --          1,519        --            --         1,519
                              --------       ---------      --------    -------      --------     --------
 Total Assets...........      $285,850       $     --       $285,850    $97,151      $ 51,089     $434,090
                              ========       =========      ========    =======      ========     ========

LIABILITIES AND
 SHAREHOLDER'S EQUITY
Current liabilities:
 Due to NDC.............      $ 75,014       $ (75,014)(a)  $    --     $   --       $    --      $    --
 Line of credit.........                        75,014 (a)    75,014                      --        75,014
 Merchant processing
  payable...............        18,088             --         18,088      2,144           --        20,232
 Obligations under
  capital leases........         2,842             --          2,842      1,737           --         4,579
 Accounts payable and
  accrued liabilities...        21,341             --         21,341      3,421         4,000 (f)   28,762
 Income taxes payable...         3,823             --          3,823      2,969        (2,969)(g)    3,823
 Deferred income taxes..           410             --            410      1,198        (1,198)(g)      410
                              --------       ---------      --------    -------      --------     --------
 Total current
  liabilities...........       121,518             --        121,518     11,469          (167)     132,820
                              --------       ---------      --------    -------      --------     --------
Obligations under
 capital leases.........         3,664             --          3,664         92           --         3,756
Deferred income taxes...         5,403             --          5,403        --            --         5,403
Other long-term
 liabilities............         3,824             --          3,824        --            --         3,824
                              --------       ---------      --------    -------      --------     --------
 Total liabilities......       134,409             --        134,409     11,561          (167)     145,803
                              --------       ---------      --------    -------      --------     --------
Commitments and
 contingencies
Minority interest in
 equity of
 subsidiaries...........        18,751             --         18,751        --            --        18,751
Shareholders' equity:
 NDC equity investment..       133,004        (133,004)(a)       --         --            --           --
 CIBC equity
  investment............           --              --            --      86,716       (86,716)(h)      --
 Preferred stock........           --              --            --         --            --           --
 Common stock, no par...           --              --            --         --            --           --
 Paid in capital........           --          133,004 (a)   133,004        --        136,846 (f)  269,850
 Cumulative translation
  adjustment............          (314)            --           (314)    (1,126)        1,126 (h)     (314)
                              --------       ---------      --------    -------      --------     --------
 Total shareholders'
  equity................       132,690             --        132,690     85,590        51,256      269,536
                              --------       ---------      --------    -------      --------     --------
Total Liabilities and
 Shareholders' Equity...      $285,850       $     --       $285,850    $97,151      $ 51,089     $434,090
                              ========       =========      ========    =======      ========     ========

    The accompanying notes are an integral part of this unaudited Pro Forma
                            Combined Balance Sheet.

                        NDC eCOMMERCE BUSINESS SEGMENT
                  (To be reorganized as Global Payments Inc.)

                      PRO FORMA COMBINED INCOME STATEMENT
                        FOR THE YEAR ENDED MAY 31, 2000

                                Unaudited

                  (In thousands, except per share data)

                         NDC eCommerce
                           Business                                                           Pro Forma
                            Segment      Pro Forma     Pro Forma   CIBC-MCS    Pro Forma     As Adjusted
                          Historical   Adjustments(A)  Combined   Historical Adjustments(B)   Combined
                         ------------- --------------  ---------  ---------- --------------  -----------
Revenues................   $340,033       $   --       $340,033    $90,763      $   --        $430,796
                           --------       -------      --------    -------      -------       --------
Operating expenses:
 Cost of service........    181,479           --        181,479     52,726        3,022 (i)    237,227
 Sales, general and
  administrative........     95,342         3,697 (b)    99,039     10,979          --         110,018
                           --------       -------      --------    -------      -------       --------
                            276,821         3,697       280,518     63,705        3,022        347,245
                           --------       -------      --------    -------      -------       --------

Operating income........     63,212        (3,697)       59,515     27,058       (3,022)        83,551
                           --------       -------      --------    -------      -------       --------
Other income (expense):
 Interest and other
  income................        796           --            796        --           --             796
 Interest and other
  expense...............     (6,119)         (633)(c)    (6,752)    (4,748)         --         (11,500)
 Minority interest in
  earnings..............     (4,117)          --          (4117)       --           --          (4,117)
                           --------       -------      --------    -------      -------       --------
                             (9,440)         (633)      (10,073)    (4,748)         --         (14,821)
                           --------       -------      --------    -------      -------       --------

Income (loss) before
 income taxes...........     53,772        (4,330)       49,442     22,310       (3,022)        68,730
Provision for income
 taxes..................     20,725        (1,667)(d)    19,058      9,817       (1,164)(j)     27,711
                           --------       -------      --------    -------      -------       --------
 Net income (loss)......   $ 33,047       $(2,663)     $ 30,384    $12,493      $(1,858)      $ 41,019
                           ========       =======      ========    =======      =======       ========
Number of common and
 common equivalent
 shares.................     26,586                      26,586                   9,354 (k)     35,940
                           ========                    ========                 =======       ========
Earnings per share......   $   1.24                    $   1.14                               $   1.14
                           ========                    ========                               ========


   The accompanying notes are an integral part of this unaudited Pro Forma Combined Income Statement.

                      NDC eCOMMERCE BUSINESS SEGMENT

               (To be reorganized as Global Payments Inc.)

                   PRO FORMA COMBINED INCOME STATEMENT

                For the Three Months Ended August 31, 2000

                                Unaudited

                  (In thousands, except per share data)

                            NDC
                         eCommerce                                                       Pro
                          Business                   Pro                               Forma As
                          Segment     Pro Forma     Forma     CIBC-MCS    Pro Forma    Adjusted
                         Historical Adjustments(A) Combined  Historical Adjustments(B) Combined
                         ---------- -------------- --------  ---------- -------------- --------
Revenues................  $87,191       $ --       $87,191    $25,737       $ --       $112,928
                          -------       -----      -------    -------       -----      --------
Operating expenses:
 Cost of service........   45,881         --        45,881     14,613         756 (i)    61,250
 Sales, general and
  administrative........   24,728         323 (b)   25,051      2,540         --         27,591
                          -------       -----      -------    -------       -----      --------
                           70,609         323       70,932     17,153         756        88,841
                          -------       -----      -------    -------       -----      --------

Operating income........   16,582        (323)      16,259      8,584        (756)       24,087
                          -------       -----      -------    -------       -----      --------

Other income (expense):
 Interest and other
  income................      700         --           700        --          --            700
 Interest and other
  expense...............   (1,791)       (414)(c)   (2,205)    (1,846)        --         (4,051)
 Minority interest in
  earnings..............   (1,427)        --        (1,427)       --          --         (1,427)
                          -------       -----      -------    -------       -----      --------
                          (2,518)        (414)      (2,932)    (1,846)        --         (4,778)
                          -------       -----      -------    -------       -----      --------

Income (loss) before
 income taxes...........   14,064        (737)      13,327      6,738        (756)       19,309
Provision for income
 taxes..................    5,415        (284)(d)    5,131      2,965        (291)(j)     7,805
                          -------       -----      -------    -------       -----      --------
 Net income (loss)......  $ 8,649       $(453)     $ 8,196    $ 3,773       $(465)     $ 11,504
                          =======       =====      =======    =======       =====      ========
Number of common and
 common equivalent
 shares.................   26,309                   26,309                  9,354 (k)    35,663
                          =======                  =======                  =====      ========
Earnings per share......  $  0.33                  $  0.31                             $   0.32
                          =======                  =======                             ========

   The accompanying notes are an integral part of this unaudited Pro Forma Combined Income Statement.

                      NDC eCommerce Business Segment

                (To be reorganized as Global Payments Inc.)

        Notes to Unaudited Pro Forma Combined Financial Statements

                     (In thousands, except share data)

A. DISTRIBUTION PRO FORMA ADJUSTMENTS

1. Pro Forma Combined Balance Sheet Adjustments

   The following pro forma adjustments were made to the historical combined balance sheets of the Company to reflect the distribution as if it had occurred on August 31, 2000.

  a. To reflect the repayment of the amount Due to NDC with the proceeds from a line of credit and the reclassification of the NDC equity investment, in conjunction with the distribution.

2. Pro Forma Combined Income Statement Adjustments

   The following pro forma adjustments were made to the historical combined income statements of the Company for the three months ended August 31, 2000 and the year ended May 31, 2000 to reflect the distribution as if it had occurred on June 1, 1999.

  b. To reflect additional sales, general and administrative expenses expected to be incurred as a separate independent public company.

  c. To reflect an increase in interest expense as a result of the difference in the interest rate under the terms of the new line of credit versus the amounts that have been historically allocated.

  d. To reflect the income tax benefit on the pro forma adjustments using the Company's effective rates for those periods.

B. ACQUISITION PRO FORMA ADJUSTMENTS

1. Pro Forma Combined Balance Sheet Adjustments

   The following pro forma adjustments were made to the historical combined balance sheets of the Company and CIBC-MCS to reflect the acquisition and distribution as if they had occurred on August 31, 2000.

  e. To reflect the increase in goodwill and other intangibles associated with the acquisition of CIBC-MCS. The amount is calculated as follows:

       Purchase price ................................................ $140,846
       Less: Net assets of CIBC-MCS ..................................  (85,590)
       Liabilities of CIBC-MCS not assumed............................   (4,167)
                                                                       --------
                                                                       $ 51,089
                                                                       ========

     The purchase price was determined based upon the determination of value of the common stock issued to CIBC as of the date of signing the purchase and sale agreement plus direct costs of the acquisition.

  f. To reflect the purchase price in the form of issuing approximately 9,354,000 shares of common stock with a fair value of $136,846 and direct costs of the acquisition of approximately $4,000 in conjunction with the acquisition.

  g. To reflect liabilities of CIBC-MCS not being assumed in the acquisition.

  h. To reflect the elimination of the book equity of CIBC-MCS in conjunction with the acquisition.

2. Pro Forma Combined Income Statement Adjustments

   The following pro forma adjustments were made to the historical combined income statements of the Company and CIBC-MCS for the three months ended August 31, 2000 and the year ended May 31, 2000 to reflect the acquisition and distribution as if they had occurred on June 1, 1999.

  i. To reflect the increase of amortization expense related to the goodwill and other intangibles associated with the acquisition, over a weighted-average life of 17.5 years.

  j. To reflect the income tax benefit on the pro forma adjustments using the Company's effective rates for those periods.

  k. To reflect the shares of common stock issued in conjunction with the acquisition.

                             AUDITORS' REPORT

To the Board of Directors of

Canadian Imperial Bank of Commerce

   We have audited the balance sheets of CIBC MERCHANT ACQUIRING BUSINESS (the "Business") as of July 31, 2000 and October 31, 1999 and the related statements of income, cash flows and changes in CIBC's equity in division for the nine month period ended July 31, 2000 and the years ended October 31, 1999 and 1998. These financial statements are the responsibility of the Business' management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

   In our opinion, these financial statements present fairly, in all material respects, the financial position of the Division as of July 31, 2000 and October 31, 1999 and the results of its operations and its cash flows for the nine month period ended July 31, 2000 and the years ended October 31, 1999 and 1998 in accordance with accounting principles generally accepted in the United States.

   As disclosed in note 1, the Business has no separate legal status or existence.

                                             /s/ Arthur Andersen LLP

October 10, 2000

Toronto, Canada

                     CIBC MERCHANT ACQUIRING BUSINESS

                              BALANCE SHEETS

                    JULY 31, 2000 AND OCTOBER 31, 1999

                   (See Note 1 to Financial Statements)

                         (thousands of US dollars)

                                                           July 31,  October 31,
                                                             2000       1999
                                                           --------  -----------
ASSETS
Current Assets
 VISA International / Canada receivable................... $ 58,075    $31,863
 Merchant processing receivable...........................   28,512     24,650
                                                           --------    -------
                                                             86,587     56,513
Property and equipment, net (note 4)......................   18,539     20,963
Other.....................................................       34        264
                                                           --------    -------
Total assets.............................................. $105,160    $77,740
                                                           ========    =======
LIABILITIES AND CIBC'S EQUITY IN DIVISION
Current Liabilities
 Income taxes payable..................................... $  4,494    $10,167
 Accounts payable and accrued liabilities (Note 5)........    4,248      4,293
 Obligations under capital lease..........................    1,820      1,942
 Deferred income taxes....................................    1,198        256
 Merchant payable.........................................      931      1,015
 IDP Merchant payable.....................................      467        147
 Other....................................................      956        854
                                                           --------    -------
Total current liabilities.................................   14,114     18,674
Obligations under capital lease...........................      162      1,497
                                                           --------    -------
Total liabilities.........................................   14,276     20,171
                                                           --------    -------
Commitments and contingencies (note 9)
CIBC'S equity in division (note 8)
 CIBC'S equity investment.................................   94,489     60,048
 Cumulative translation adjustment........................   (3,605)    (2,479)
                                                           --------    -------
                                                             90,884     57,569
                                                           --------    -------
Total liabilities and CIBC'S equity in division........... $105,160    $77,740
                                                           ========    =======

The accompanying notes are an integral part of these financial statements.

                     CIBC MERCHANT ACQUIRING BUSINESS

                           STATEMENTS OF INCOME

               FOR THE NINE MONTH PERIOD ENDED JULY 31, 2000

               AND THE YEARS ENDED OCTOBER 31, 1999 AND 1998

                   (See Note 1 to Financial Statements)

                         (thousands of US dollars)

                                                July 31, October 31, October 31,
                                                  2000      1999        1998
                                                -------- ----------- -----------
Revenues....................................... $67,245    $86,622     $80,948
                                                -------    -------     -------
Operating Expenses
 Cost of service...............................  35,533     42,321      40,317
 Sales, general and administrative.............  14,313     16,622      15,839
                                                -------    -------     -------
                                                 49,846     58,943      56,156
                                                -------    -------     -------
Operating Income...............................  17,399     27,679      24,792
                                                -------    -------     -------
Other Expenses
 Interest and other expenses...................   4,302      4,405       4,216
                                                -------    -------     -------
Income Before Income Taxes.....................  13,097     23,274      20,576
Provision For Income Taxes (note 7)............   5,763     10,241       9,054
                                                -------    -------     -------
Net Income..................................... $ 7,334    $13,033     $11,522
                                                =======    =======     =======

The accompanying notes are an integral part of these financial statements.

                     CIBC MERCHANT ACQUIRING BUSINESS
                            STATEMENTS OF CASH FLOWS

                 FOR THE NINE MONTH PERIOD ENDED JULY 31, 2000
                 AND THE YEARS ENDED OCTOBER 31, 1999 AND 1998
                      (See Note 1 to Financial Statements)
                           (thousands of US dollars)

                                               July 31,  October 31, October 31,
                                                 2000       1999        1998
                                               --------  ----------- -----------
Cash flows from operating activities:
 Net income................................... $ 7,334     $13,033     $11,522
 Adjustments to reconcile net income to cash
  provided by operating activities before
  changes in assets and liabilities
  Depreciation and amortization...............   5,864       7,559       5,752
  Deferred income taxes.......................     956        (301)       (232)
                                               -------     -------     -------
                                                14,154      20,291      17,042
 Changes in non-cash working capital:
  Merchant processing receivable..............  (4,173)     (5,168)     (1,145)
  VISA Canada receivable...................... (26,878)     (6,394)     (2,834)
  Income taxes payable........................  (5,635)      1,695      (1,109)
  Accounts payable and accrued liabilities....       1         152         184
  Obligations under capital lease.............  (1,437)     (1,709)     (1,568)
  Merchant payable............................     (74)        651         183
  IDP Merchant payable........................     325         145         --
  Other, net..................................     342         805        (231)
                                               -------     -------     -------
 Net cash (used in) provided by operating
  activities.................................. (23,375)     10,468      10,522
                                               -------     -------     -------
Cash flows from investing activities:
 Capital expenditures.........................  (3,732)     (8,968)     (6,729)
                                               -------     -------     -------
 Net cash used in investing activities........  (3,732)     (8,968)     (6,729)
                                               -------     -------     -------
Cash flows from financing activities
 Investment by CIBC during the year...........  27,107      (1,500)     (3,793)
                                               -------     -------     -------
 Net cash provided by (used in) financing
  activities..................................  27,107      (1,500)     (3,793)
                                               -------     -------     -------
Increase (decrease) in cash and cash
 equivalents:
Cash, beginning of period.....................     --          --          --
                                               -------     -------     -------
Cash, end of period........................... $   --      $   --      $   --
                                               =======     =======     =======

   The accompanying notes are an integral part of these financial statements.

                     CIBC MERCHANT ACQUIRING BUSINESS
               STATEMENTS OF CHANGES IN CIBC'S EQUITY IN DIVISION

                 FOR THE NINE MONTH PERIOD ENDED JULY 31, 2000
                 AND THE YEARS ENDED OCTOBER 31, 1999 AND 1998
                      (See Note 1 to Financial Statements)
                           (thousands of US dollars)

                                                           Accumulated
                                                 CIBC's       Other
                                                 Equity   Comprehensive  Total
                                               Investment Income/(Loss) Equity
                                               ---------- ------------- -------
Balance at October 31, 1997...................  $40,786      $(1,108)   $39,678
                                                -------      -------    -------
 Comprehensive income
  Net income..................................   11,522                  11,522
  Foreign currency translation adjustment.....                (2,374)    (2,374)
                                                -------      -------    -------
 Total comprehensive income...................                            9,148
 Net investment during the period.............   (3,793)                 (3,793)
                                                -------      -------    -------
Balance at October 31, 1998...................   48,515       (3,482)    45,033
                                                -------      -------    -------
 Comprehensive income
  Net income..................................   13,033                  13,033
  Foreign currency translation adjustment.....                 1,003      1,003
                                                -------      -------    -------
 Total comprehensive income...................                           14,036
 Net investment during the period.............   (1,500)                 (1,500)
                                                -------      -------    -------
Balance at October 31, 1999...................   60,048       (2,479)    57,569
                                                -------      -------    -------
 Comprehensive income
  Net income..................................    7,334                   7,334
  Foreign currency translation adjustment.....                (1,126)    (1,126)
                                                -------      -------    -------
 Total comprehensive income...................                            6,208
 Net investment during the period.............   27,107                  27,107
                                                -------      -------    -------
Balance at July 31, 2000......................  $94,489      $(3,605)   $90,884
                                                =======      =======    =======


   The accompanying notes are an integral part of these financial statements.

                     CIBC MERCHANT ACQUIRING BUSINESS

                       NOTES TO FINANCIAL STATEMENTS

                 JULY 31, 2000, OCTOBER 31, 1999 AND 1998

                         (thousands of US dollars)

1. Basis of Presentation

   The Merchant Acquiring Business ("Merchant Acquiring" or the "Business") is part of Canadian Imperial Bank of Commerce's ("CIBC") Card Products Division. The Business operates within a single industry segment and is responsible for the capture, routing and processing of credit card transactions and debit consumer point-of-sale (POS) transactions. Merchant Acquiring's operations are provided predominantly in Canada. Management considers that this represents one reportable segment--electronic transactions processing--therefore the majority of the disclosures required by Statement of Financial Accounting Standards No. 131 do not apply.

   These financial statements represent the business operations identified as the Merchant Acquiring Business of CIBC. Accordingly, there is no share capital or retained earnings in the Business' accounts. CIBC's equity in division represents the funding provided to the Business to carry out its activities.

   The financial statements have been prepared on the historical cost basis in accordance with accounting principles generally accepted in the United States, and present Merchant Acquiring's financial position, results of operations, and cash flows as derived from CIBC's historical financial statements. As further described in Note 3, certain allocations of corporate and interest expenses have been allocated to Merchant Acquiring. These allocations were based on an estimate of the proportion of corporate expenses related to Merchant Acquiring, utilizing such factors as revenues, number of employees, number of transactions processed and other applicable factors.

2. Summary of Significant Accounting Policies

Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

Revenue

   Revenue for processing services provided directly to merchants is recorded net of certain costs not controlled by Merchant Acquiring (primarily interchange fees charged by credit card associations). Fees and rental revenues are recognized as earned.

Merchant Processing Receivable/Payable

   The merchant processing receivable/payable results from timing differences in Merchant Acquirings' settlement process with merchants and credit card sales processed.

Property and Equipment

   Property and equipment, including equipment under capital leases, is stated at cost. Depreciation and amortization is calculated using the straight-line method. Equipment is depreciated over 3 to 7 years, software over 1 to 5 years and furniture and fixtures over 15 years. Leasehold improvements and equipment under capital leases are amortized over the shorter of the useful life of the asset or the term of the lease. Maintenance and repairs are charged to operations as incurred.

Deferred Income Taxes

   Deferred income taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax laws and rates.

Fair Value of Financial Instruments

   Management considers that the carrying amounts of financial instruments, including cash, receivables, accounts payable and accrued expenses, approximates fair value.

Foreign Currency Translation

   The assets and liabilities are translated at the period-end rate of exchange, and income statement and cash flow items are translated at the average rates prevailing during the period. The resulting translation adjustment is recorded as a component of CIBC's equity in division. The effect of foreign exchange gains and losses arising from these translations of assets and liabilities are included as a component of other comprehensive income.

3. Transactions with Related Parties

   These divisional financial statements reflect corporate allocations from CIBC for services provided to the Business in the amount of $3,261 for the nine month period ending July 31, 2000 and $3,827 and $3,516 for the years ended October 31, 1999 and 1998, respectively. These allocations were based on the proportion of corporate expenses related to Merchant Acquiring based on the percentage of the Business' direct operating expenses as a proportion of CIBC's, a method of allocation management believes to be reasonable. Merchant Acquiring utilized a rollback approach to allocate the expenses for all historical periods presented. This treatment records the current allocation percentage for all historical periods presented. These amounts have been included in sales, general and administrative expenses.

   These divisional financial statements also reflect corporate allocations from CIBC Card Products Division for expenses incurred in relation to activities of the Business in the amounts of $1,819 for the nine month period ending July 31, 2000 and $2,466 and $2,373 for the years ended October 31, 1999 and 1998, respectively. These allocations were based on an estimate of the proportion of expenses related to Merchant Acquiring, utilizing such factors as estimated number of employees providing merchant card service functions, number of transactions processed and other applicable factors, a method of allocation management believes to be reasonable. These amounts have been included in cost of service.

   Merchant Acquiring is funded by CIBC. As such, the Business has applied a cost of funds on the net book value of property and equipment and a one day average of outstanding receivables based on a 5.8% rate (internal cost of funding). Interest expense recorded by Merchant Acquiring related to this funding was $2,969 for the nine month period ended July 31, 2000 and $3,277 and $3,016 for the years ended October 31, 1999 and 1998, respectively and is included in interest and other expense.

   Merchant Acquiring outsources its back office operations to Intria Items Inc. and utilizes Intria HP for systems and systems support. Both Intria Items Inc. and Intria HP are joint ventures owned 51% by CIBC and 49% by third parties. Expenses are based upon established service level agreements. The Business incurred costs of $18,768 for the nine month period ending July 31, 2000 and $21,749 and $22,876 for the years ended October 31, 1999 and 1998, respectively. These amounts are included in sales, general and administrative expenses.

   The Business has amounts payable of $2,060 and $1,845 to Intria Items Inc. and Intria HP as at July 31, 2000 and October 31, 1999, respectively. Amounts payable to CIBC are included in CIBC's equity in the division.

4. Property and Equipment

   As of July 31, 2000 and October 31, 1999, property and equipment consisted of the following:

                                                            July 31, October 31,
                                                              2000      1999
                                                            -------- -----------
   Equipment under capital lease........................... $ 8,433    $ 8,523
   Equipment...............................................  34,855     31,599
   Software................................................     221        224
   Leasehold improvements..................................   1,637      1,654
   Furniture and fixtures..................................   1,628      1,645
                                                            -------    -------
                                                             46,774     43,645
   Less: Accumulated depreciation and amortization.........  28,235     22,682
                                                            -------    -------
                                                            $18,539    $20,963
                                                            =======    =======

5. Accounts Payable and Accrued Liabilities

   As of July 31, 2000 and October 31, 1999, accounts payable and accrued liabilities consisted of the following:

                                                            July 31, October 31,
                                                              2000      1999
                                                            -------- -----------
   Operating expenses payable..............................  $1,141    $  963
   Accrued compensation and benefits.......................     546       457
   Accrued pension and retirement benefits.................     241       312
   Other accrued liabilities...............................     260       716
   System support fees payable.............................   2,060     1,845
                                                             ------    ------
                                                             $4,248    $4,293
                                                             ======    ======

   Certain of these payables are due to other related parties within the CIBC group and are settled through CIBC group clearing accounts. Certain assumptions have been made regarding the settlement periods in order to present the information above.

6. Pension and Retirement Benefits

   Merchant Acquiring has participated in the CIBC non-contributory defined benefit pension plan (the "plan"). Management has estimated the pension and other post retirement benefits expense based upon the employees as a percentage of the total employees participating in the plan. Expenses estimated for pension and other post retirement benefits were $584 for the nine month period ended July 31, 2000 and $682 and $693 for the years ended October 31, 1999 and 1998, respectively.

7. Income Taxes

   Merchant Acquiring is not a separate legal entity for purposes of remitting taxes and filing income tax returns. Income taxes for the Business are reported in CIBC's income tax returns and paid by CIBC. Accordingly, income taxes have been calculated on these divisional statements based on an effective tax rate of 44% on Canadian dollar net income.

   The provision for income taxes includes:

                                                July 31, October 31, October 31,
                                                  2000      1999        1998
                                                -------- ----------- -----------
   Current tax expense.........................  $4,550    $ 9,989     $8,487
   Deferred tax expense........................   1,213        252        567
                                                 ------    -------     ------
   Total.......................................  $5,763    $10,241     $9,054
                                                 ======    =======     ======

   CIBC is subject to capital taxes, which have been reflected in "interest and other expenses" in the statements of income.

8. CIBC'S Equity in the Business

  CIBC's Equity in the Business

     CIBC's equity includes the accumulated income of Merchant Acquiring, the funding for assets employed in the business and the net intercompany receivable/payable reflecting transactions described in Note 3.

  Stock Options

     CIBC has certain Stock Option Plans under which incentive stock options and non-qualified stock options have been granted to officers, key employees and directors of CIBC.

9. Commitments and Contingencies

   The long term capital lease payable as of July 31, 2000 was $162 and is due in 2002.

   Expenses for premises are included as a corporate allocation in cost of service (see Note 3).

   Merchant Acquiring is party to a number of claims and lawsuits incidental to its business. In the opinion of management, the ultimate outcome of such matters, in the aggregate, will not have a material adverse impact on Merchant Acquiring's financial position, liquidity or results of operations.

   Merchant Acquiring is currently in negotiations with VISA relating to the interpretation of the regulations surrounding interchange fees. Management believes it is premature to determine the impact, if any, on the business in the future.

   Merchant Acquiring processes credit card transactions for direct merchant locations. Merchant Acquiring's merchant customers have the liability for any charges properly reversed by the cardholder. In the event, however, that Merchant Acquiring is not able to collect such amounts from the merchants, due to merchant fraud, insolvency, bankruptcy or another reason, Merchant Acquiring may be liable for any such reversed charges. Merchant Acquiring requires pledged funds from certain merchants to minimize any such contingent liability. Pledged funds as of July 31, 2000 are $5,890. Merchant Acquiring also utilizes a number of systems and procedures to manage merchant risk. In addition, Merchant Acquiring believes that the diversification of its merchant portfolio among industries and geographic regions minimizes its risk of loss.

   Merchant Acquiring recognizes revenue based on a percentage of the gross amount charged and has a potential liability for the full amount of the charge. Merchant Acquiring does not establish reserves for operational losses but expenses these as they are incurred. In the opinion of management, such reserves would be immaterial.

10. Supplemental Cash Flow Information

   Merchant Acquiring does not maintain cash accounts. All cash flows are included in CIBC's consolidated cash flows. Accordingly, there is insufficient information to separately disclose Merchant Acquiring's supplemental cash flows relating to interest and income taxes paid.

11. Quarterly Financial Information (Unaudited)

                                                      Quarter Ended
                                          --------------------------------------
                                          January 31 April 30 July 31 October 31
                                          ---------- -------- ------- ----------
Fiscal Year 2000
Revenue..................................  $21,972   $20,762  $24,547  $   --
Operating income.........................    5,458     4,849    7,092      --
Net income...............................    2,254     1,912    3,168      --

Fiscal Year 1999
Revenue..................................  $20,378   $19,593  $23,060  $23,591
Operating income.........................    6,335     5,631    8,633    7,080
Net income...............................    2,931     2,537    4,217    3,348